Exhibit 2

Asian Infrastructure Investment Bank

Auditor’s Report and Financial Statements

for the Year Ended Dec. 31, 2022

Contents

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Management’s Assessment of Effectiveness of Internal Control over Financial Reporting

Auditor’s Report Regarding the Financial Statements

Financial Statements

Statement of Comprehensive Income		1
Statement of Financial Position		2
Statement of Changes in Equity		3
Statement of Cash Flows		4
Notes to the Financial Statements		5-83
A.	General Information	5
B.	Accounting Policies	5-18
C.	Disclosure Notes	19-42
D.	Financial Risk Management	43-79
E.	Fair Value Disclosure	80-83

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2022

Responsibility for Financial Reporting

Management’s responsibility

Management’s report regarding the effectiveness of internal control over financial reporting

The Management of the Asian Infrastructure Investment Bank (the Bank) is responsible for the preparation, integrity, and fair presentation of its published financial statements and associated disclosures for the year ended Dec. 31, 2022. The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board.

The financial statements have been audited by an independent audit firm, which has been given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. Management believes that all representations made to the external auditor during its audit were valid and appropriate. The external auditor’s report accompanies the audited financial statements.

Management is responsible for establishing, implementing and maintaining effective internal control over financial reporting for financial presentation and measurement in conformity with IFRS. The system of internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified. Management believes that internal control over financial reporting – which are subject to scrutiny and testing by Management and are revised, as considered necessary, taking account of any related internal audit recommendations – support the integrity and reliability of the financial statements.

However, even an effective internal control system, has inherent limitations, including the possibility of human error and the circumvention of overriding controls. Therefore it can only provide reasonable assurance with respect to the preparation of financial statements. Furthermore, the effectiveness of an internal control system can change with circumstances, such as changes in business and operating environment, including the increased relevance of technology and considerations on outsourcing of functions/systems/platforms.

The Bank’s Board of Directors has appointed an Audit and Risk Committee, which assists the Board in its responsibility to ensure the soundness of the Bank’s accounting practices and the effective implementation of the internal control that Management has established relating to finance and accounting matters. The Audit and Risk Committee comprises members of the Board of Directors and external members. The Audit and Risk Committee meets periodically with Management to review and monitor the financial, accounting and auditing procedures of the Bank and its financial reports, and reviews the scope of work and the effectiveness of the internal audit function and internal control system. The external auditor and the internal auditor regularly meet with the Audit and Risk Committee, to discuss the adequacy of internal control over financial reporting and any other matters that they believe should be brought to the attention of the Audit and Risk Committee.

The Bank’s assessment of the effectiveness of internal control over financial reporting as at Dec. 31, 2022 was based on the criteria established in the Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Management asserts as at Dec. 31, 2022, the Bank maintained effective internal control over its financial reporting as set out in the financial statements for the year ended Dec. 31, 2022.

I

Asian Infrastructure Investment Bank

Management’s Report Regarding the Effectiveness of Internal Control over Financial Reporting for the year ended Dec. 31, 2022

The Bank’s external auditor has provided an audit opinion on the fair presentation of the financial statements for the year ended Dec. 31, 2022. In addition, it has issued an attestation report on Management’s assessment of the Bank’s internal control over financial reporting as at Dec. 31, 2022.

Asian Infrastructure Investment Bank

Beijing

March 21, 2023

/s/ Jin Liqun	/s/ Andrew Cross
Mr. Jin Liqun	Mr. Andrew Cross
President	Chief Financial Officer

/s/ Hui Fong Lee
Ms. Hui Fong Lee
Controller

II

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

We have been engaged to perform a reasonable assurance engagement on the accompanying management’s assessment that the Asian Infrastructure Investment Bank (AIIB or the Bank) maintained effective internal control over financial reporting as at December 31, 2022.

Responsibilities of AIIB

AIIB is responsible for the preparation of the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2022 based on the criteria established in the “Internal Control – Integrated Framework” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). This responsibility includes designing, implementing and maintaining internal control as AIIB determines are necessary to enable the preparation of management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2022.

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour.

Our firm applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

It is our responsibility to express an opinion on the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2022 based on our work performed.

We conducted our work in accordance with International Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”. This standard requires that we plan and perform our work to form the opinion.

PricewaterhouseCoppers, 22/F Prince’s Building, Central, Hong Kong SAR, China T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

A reasonable assurance engagement involves performing procedures to obtain sufficient appropriate evidence as to whether the management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2022 is properly prepared, in all material respects, in accordance with “Internal Control – Integrated Framework” (2013) issued by COSO. The extent of procedures selected depends on the auditor’s judgment and our assessment of the engagement risk.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, management’s assessment that the Bank maintained effective internal control over financial reporting as at December 31, 2022 is properly prepared, in all material respects, based on the criteria established in the “Internal Control – Integrated Framework” (2013) issued by COSO.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 21, 2023

- II -

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”), which are set out on pages 1 to 83, comprise:

•	the statement of comprehensive income for the year ended December 31, 2022;

•	the statement of financial position as at December 31, 2022;

•	the statement of changes in equity for the year ended December 31, 2022;

•	the statement of cash flows for the year ended December 31, 2022; and

•	the notes to the financial statements, which include significant accounting policies and other explanatory information.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2022, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

PricewaterhouseCoppers, 22/F Prince’s Building, Central, Hong Kong SAR, China T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key audit matters identified in our audit are summarised as follows:

•	Measurement of expected credit losses (“ECL”) for loan and bond investments measured at amortized cost and loan commitments

•	Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Key Audit Matter	How our audit addressed the Key Audit Matter
Measurement of expected credit losses (“ECL”) for loan and bond investments measured at amortized cost and loan commitments

Refer to Note B3.3.6 to the financial statements “Impairment of financial instruments” in the accounting policies, Note B4.1 “Impairment losses on financial instruments” in the critical accounting estimates and judgments in applying accounting policies, Note C4 “Impairment provision”, Note C8 “Loan investments, loan commitments and related ECL allowance”, Note C9 “Bond investments at amortized cost”, and Note D3 “Credit risk”.

As at December 31, 2022, the gross amount of loan investments, loan commitments and bond investments of the Bank were USD17,935.09 million, USD13,039.03 million, and USD4,578.11 million, respectively. An Expected Credit Loss (ECL) allowance of USD 294.44 million was recognized resulting in a net recorded amount of loan investments and loan commitments of USD17,641.93 million and USD13,037.76 million, respectively.

We understood, evaluated and tested the design and operational effectiveness of the internal control relating to the measurement of ECLs for loan investments and bond investments measured at amortized cost and loan commitments. These controls primarily included:

•   Governance over ECL models, including the selection, approval and application of modelling methodology; and the internal control relating to the ongoing monitoring and updates to the model;

•   Internal control relating to significant management judgments and assumptions including the review and approval of portfolio segmentation, parameter determination and any subsequent changes, identification of significant increases in credit risk or credit-impaired loans and bonds, and forward-looking measurement;

•   Internal control over completeness of key inputs, review and approval of ECL outcomes, the activities of the service organization as well as the controls maintained by service organization; and

•   Internal control relating to review and approval of the assumptions and underlying calculations for loan investments measured at amortised cost using DCF to calculate loss allowances.

- II -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan and bond investments measured at amortized cost and loan commitments (Cont’d)

An Expected Credit Loss allowance of USD12.93 million was recognized resulting in a net carrying amount of bond investments of USD4,565.18 million. For the year ended December 31, 2022, the impairment losses on loan investments measured at amortized cost and loan commitments were USD111.66 million, the impairment losses on bond investments measured at amortized cost was USD8.41 million. The allowance of ECLs for loan and bond investments measured at amortized cost and loan commitments represent management’s best estimates at the balance sheet date applying the ECL models under International Financial Reporting Standard 9: Financial Instruments (IFRS 9).

The Bank periodically evaluates the performance of expected credit loss models and the appropriateness of critical inputs and assumptions in the expected credit loss models. This includes the assessment of significant increase in risk. In Q3 2022 the Bank has adopted the revised definition of significant increase in credit risk.

The Bank assesses whether the credit risk of loan investments and bond investments measured at amortized cost and loan commitments have increased significantly since their initial recognition, and applies a three-stage impairment model to calculate their ECL. Management assesses loss allowances using the risk parameter modelling approach which incorporates key parameters, including the probability of default, loss given default, exposure at default, and discount rates.

For credit-impaired loan investments measured at amortised cost and categorised as Stage 3, individual specific ECLs are estimated by applying discounted cash flow model (“DCF”) based on the estimated future recoverable cash flow.

The substantive procedures we performed, with the assistance of our specialists, primarily included:

•   We reviewed the modelling methodologies including how the Bank considered the impact of COVID-19 and its application in the determination of ECL;

•   We assessed the reasonableness of the portfolio segmentation, parameter determination, and significant judgments and assumptions in relation to the models;

•   We reviewed the judgments and decisions made by the management, evaluated the reasonableness of change in the accounting estimates linked to the definition of significant increase of credit risk that was made to the model during 2022. This included the assessment of the reasons of change, qualitative and quantitative data from external and internal sources, sensitivity tests of ECL results based on the application of alternative thresholds, peer comparison, and relevant controls in management’s determination of the change;

•   We checked the underlying loan data of the accounting estimate is accurate, complete and relevant. We also assessed quantitative impact of the change and whether it was captured in the appropriate period;

•   We selected samples, in consideration of the financial information and non-financial information of the borrowers, relevant external evidence and other factors, to assess the appropriateness of management’s assessment of significant increases in credit risk and credit-impaired loans and bonds;

- III -

Key Audit Matter	How our audit addressed the Key Audit Matter

Measurement of expected credit losses (“ECL”) for loan and bond investments measured at amortized cost and loan commitments (Cont’d)

The estimation of ECL involves significant management judgments and assumptions, mainly comprising the following:

(1) Segmentation of loan investments and bond investments measured at amortized cost and loan commitments sharing similar credit risk characteristics and determination of relevant key measurement parameters;

(2) Selection of criteria for determining whether or not there was a significant increase in credit risk, and whether the financial asset was credit impaired;

(3) Use of economic variables for forward-looking measurements, and the application of economic scenarios and weightings; and

(4) Forecast future cash flows, valuation of collateral and the scenario weightings of expected likely outcomes for loan investments measured at amortised cost for which DCF model was used to calculate ECL.

The Bank has established governance processes and controls for the measurement of ECL.

For measuring ECL, the Bank has adopted complex models, employed numerous parameters and data inputs, and applied significant management judgments and assumptions. There remains a significant uncertainty over forward looking information used by management based on the expected recovery from COVID-19. In addition, the amount of loan investments and bond investments measured at amortized cost and loan commitments are material to the Bank, and the loss allowance and associated impairment loss are important to users of the financial statements. In view of these reasons, we identified this as a key audit matter.

•   For forward-looking measurements, we tested management’s selection of economic variables, economic scenarios and weightings; assessed the reasonableness of the economic indicators used. We also performed sensitivity analyses of these economic indicators and weightings of the economic scenarios;

•   We tested data inputs to the ECL models on a sample basis, including historical data and data at the measurement date, to assess their accuracy and completeness;

•   We independently recalculated the ECL outputs on a sample basis; and

•   For loan investments measured at amortised cost that DCF model used to calculate ECL, we understood management’s assumptions used as well as underlying data, obtained external supporting documents and developed independent estimation.

Our audit work also included assessing the appropriateness of disclosures relevant to ECL provided in the related notes to the financial statements.

Based on our procedures performed, the models, key parameters, significant judgments and assumptions adopted by management, the measurement results and the relevant disclosures were considered acceptable.

- IV -

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

Refer to Note B3.3.7 to the financial statements “Determination of fair value” in the accounting policies, Note B4.2 “Measurement of fair value” in the critical accounting estimates and judgments in applying accounting policies, Note C3 “Net gain on financial instruments measured at fair value through profit or loss”, Note C6 “Cash, cash equivalents, and deposits with banks”, Note C7 “Investments at fair value through profit or loss”, Note C13 “Borrowings”, Note C14 “Derivatives” and Note E “Fair Value Disclosures”.

As at December 31, 2022, the Bank holds financial assets and financial liabilities (including derivatives) measured at fair value classified as level 2 of USD 4,445.09 million, and USD 25,454.98 million, respectively. Financial assets measured at fair value classified as level 3 totalled USD 608.91 million with no level 3 financial liability.

Such financial instruments, measured at fair value, are valued based on a combination of market data and valuation models and are grouped into different levels on the basis of observability of inputs used in the fair value measurement.

Financial instruments where no active market or no market price is available are valued at the market prices or by using valuation models based on observable market data. These financial instruments are categorised as level 2 in the IFRS fair value valuation hierarchy.

The Bank also has financial assets for which the fair value measurement has been determined using valuation models where the inputs are unobservable. These financial instruments are categorised as level 3 in the IFRS fair value valuation hierarchy. Management determines the fair value of these financial assets using a variety of techniques. The valuation methods involve inputs from various unobservable inputs such as cash flow and risk-adjusted discount rate.

We understood, evaluated and tested the design and operational effectiveness of key internal control over measurement of the valuation of financial instruments classified as level 2 and level 3. These controls primarily included:

•   Governance over valuation methodologies, including the selection, approval and application of valuation models; and the internal control relating to the ongoing monitoring and updates to the methodologies and models;

•   Internal control relating to significant management judgments and assumptions including the review and approval of parameter determination and any subsequent changes; and

•   Internal control over general IT controls and operational aspects of data input selection and valuation models, including access controls, accuracy and completeness of key inputs and review and approval of valuation outcomes.

The substantive procedures we performed, with the assistance of our internal valuation specialists, primarily included:

•   We reviewed the valuation methodologies, and assessed the reasonableness of the assumptions and models used by the Bank;

•   We independently verified valuation parameters and data inputs on a sample basis; and

•   We performed independent valuation on a sample basis for various types of financial instruments across the entire fair value hierarchy of financial assets and liabilities and comparing with the Bank’s valuation records.

- V -

Key Audit Matter	How our audit addressed the Key Audit Matter

Fair value measurement of financial assets, financial liabilities and derivatives classified as level 2 or level 3 under IFRS 13

The Bank has established governance processes and controls for the measurement of fair value.

We consider that financial instruments classified as level 2 and level 3 in the fair value hierarchy were a key element of the audit because of the materiality of the exposure and the use of judgment in determining fair value. In view of these reasons, we identified this as a key audit matter.

Our audit work also included assessing the appropriateness of disclosures relevant to valuation of financial instruments measured at fair value provided in the related notes to the financial statements.

Based on our procedures performed, the methodologies, assumptions and models adopted by management, the measurement results and the relevant disclosures were considered acceptable.

- VI -

Other Information

Management is responsible for the other information. The other information comprises all of the information included in the 2022 Annual Report of the Bank (the “annual report”) (but does not include the financial statements and our auditor’s report thereon), which is expected to be made available to us after the date of this auditor’s report.

Our opinion on the financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the other information to be included in the annual report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance and take appropriate action considering our legal rights and obligations.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with IFRSs, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

- VII -

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied.

- VIII -

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosures about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Daniel SC Barker.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China, March 21, 2023

- IX -

Asian Infrastructure Investment Bank

Statement of Comprehensive Income

For the year ended Dec. 31, 2022

In thousands of US Dollars	Note	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021

Interest income	C1	683,925	243,692
Interest expense	C1	(333,335)	(189,522)

Net interest income		350,590	54,170

Net fee and commission income	C2	36,215	23,263
Net gain on financial instruments measured at fair value through profit or loss	C3	184,718	237,171
Net loss on financial instruments measured at amortized cost	C9	(14,955)	(6,848)
Share of gain/(loss) on investment in associate	C10	1,834	(217)
Impairment provision	C4	(120,066)	(23,211)
General and administrative expenses	C5	(188,166)	(164,102)
Net foreign exchange loss		(60,628)	(70,081)
Operating profit for the year		189,542	50,145

Accretion of paid-in capital receivables	C11	2,357	4,783
Net profit for the year		191,899	54,928

Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized gain/(loss) on fair-valued borrowings arising from changes in own credit risk	C13	71,170	(37,919)
Total comprehensive income		263,069	17,009
Attributable to:
Equity holders of the Bank		263,069	17,009

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Financial Position

As at Dec. 31, 2022

In thousands of US Dollars	Note	Dec. 31, 2022	Dec. 31, 2021

Assets
Cash and cash equivalents	C6	3,077,356	2,109,608
Term deposits	C6	6,669,005	11,748,908
Investments at fair value through profit or loss	C7	12,701,947	10,565,949
Loan investments, at amortized cost	C8	17,641,931	12,245,887
Bond investments, at amortized cost	C9	4,565,178	2,495,119
Paid-in capital receivables	C11	304,862	303,695
Derivative assets	C14	477,469	248,371
Investment in associate	C10	49,176	33,842
Property and equipment		4,365	4,330
Intangible assets		6,712	5,107
Other assets	C12	1,911,247	477,323

Total assets		47,409,248	40,238,139

Liabilities
Borrowings	C13	24,475,728	19,267,851
Derivative liabilities	C14	2,286,664	563,604
Prepaid paid-in capital		—	1,200
Other liabilities	C15	181,131	239,566
Total liabilities		26,943,523	20,072,221

Members’ equity
Paid-in capital	C16	19,392,900	19,355,000
Reserves
Accretion of paid-in capital receivables		(2,268)	(3,463)
Unrealized gain/(loss) on fair-valued borrowings arising from changes in own credit risk	C13	9,548	(61,622)
Retained earnings		1,065,545	876,003

Total members’ equity		20,465,725	20,165,918

Total liabilities and members’ equity	47,409,248		40,238,139

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Changes in Equity

For the year ended Dec. 31, 2022

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized gain/(loss) on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2021		96,748,900	(77,399,100)	19,349,800	(8,198)	(23,703)	825,858	20,143,757
Capital subscription and contribution		26,200	(21,000)	5,200	—	—	—	5,200
Net profit for the year		—	—	—	—	—	54,928	54,928
Other comprehensive income		—	—	—	—	(37,919)	—	(37,919)
Paid-in capital receivables - accretion effect		—	—	—	(48)	—	—	(48)
Transfer of accretion	C11	—	—	—	4,783	—	(4,783)	—
Dec. 31, 2021	C16	96,775,100	(77,420,100)	19,355,000	(3,463)	(61,622)	876,003	20,165,918
Jan. 1, 2022		96,775,100	(77,420,100)	19,355,000	(3,463)	(61,622)	876,003	20,165,918
Capital subscription and contribution		189,600	(151,700)	37,900	—	—	—	37,900
Net profit for the year		—	—	—	—	—	191,899	191,899
Other comprehensive income		—	—	—	—	71,170	—	71,170
Paid-in capital receivables - accretion effect		—	—	—	(1,162)	—	—	(1,162)
Transfer of accretion	C11	—	—	—	2,357	—	(2,357)	—
Dec. 31, 2022	C16	96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Statement of Cash Flows

For the year ended Dec. 31, 2022

In thousands of US Dollars	Note	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021

Cash flows from operating activities
Net profit for the year		191,899	54,928
Adjustments for:
Interest income from term deposits		(117,916)	(58,629)
Interest expense for borrowings	C13	325,156	188,348
Issuance cost for borrowings	C5	5,598	7,035
Accretion of paid-in capital receivables	C11	(2,357)	(4,783)
Net gain on financial instruments measured at fair value through profit or loss		(167,833)	(235,808)
Share of (gain)/loss on investment in associate		(1,834)	217
Impairment provision	C4	120,066	23,211
Depreciation and amortization		2,620	2,106
Increase in loan investments	C8	(5,513,304)	(4,023,866)
Increase in bond in investment operations portfolio		(104,105)	(381,383)
Decrease in funds deposited for cofinancing arrangements		—	3,891
Net cash (paid for)/received from derivatives		(33,758)	88,447
Increase in other assets		(1,434,605)	(452,421)
Decrease in other liabilities		(52,836)	(32,508)

Net cash used in operating activities		(6,783,209)	(4,821,215)

Cash flows from investing activities
Increase in investment of limited partnership funds and trust		(318,967)	(166,644)
Dividends received and return of capital contributions		67,674	19,193
Bond at amortized cost purchased in treasury investment portfolio		(2,047,928)	(2,045,297)
Bond at amortized cost matured or sold under treasury investment portfolio		25,884	47,089
Net purchase in other treasury investment		(1,819,327)	(3,408,623)
Decrease in term deposits		5,130,000	1,436,453
Increase in investment in associate	C10	(13,500)	(7,500)
Interest received from term deposits		67,820	81,288
Increase in intangible assets, property and equipment		(3,577)	(854)

Net cash from/(used in) investing activities		1,088,079	(4,044,895)

Cash flows from financing activities
Proceeds from borrowings, net	C13	7,248,788	8,515,277
Repayments of borrowings	C13	(387,574)	(229,914)
Interest payments on borrowings	C13	(235,063)	(154,179)
Capital contributions received	C11	36,727	142,073

Net cash from financing activities		6,662,878	8,273,257

Net increase/(decrease) in cash and cash equivalents		967,748	(592,853)

Cash and cash equivalents at beginning of year		2,109,608	2,702,461

Cash and cash equivalents at end of year	C6	3,077,356	2,109,608

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

For the year ended Dec. 31, 2022, AIIB approved one new membership applications. As at Dec. 31, 2022, the Bank’s total approved membership is 106, of which 92 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

These financial statements were signed by the President, the Chief Financial Officer, and the Controller on March 21, 2023.

B	Accounting Policies

B1	Basis of preparation

These financial statements for the Bank have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). According to the By-Laws of AIIB, the financial year of the Bank begins on Jan.1 and ends on Dec. 31 of each year.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning on Jan. 1, 2022.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued in 2022 and that are effective in future periods do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Summary of significant accounting policies

B3.1	Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

B3.2	Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with initial maturity of three months or less, certain certificates of deposit, money market funds, commercial papers and other short-term investments which are considered highly liquid and with high credit quality, are classified as cash and cash equivalents. An investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments

B3.3.1	Financial assets

The Bank’s financial assets are classified into three categories:

(a)	Amortized cost,
(b)	Fair value through other comprehensive income (“FVOCI”), or
(c)	Fair value through profit or loss (“FVPL”).

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

(a)	Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and
(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b)	Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (“OCI”) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.1	Financial assets (Continued)

(c)	Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;
(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and
(iv)	Investments in equity instruments for which the Bank has not elected to recognize fair value gains or losses through OCI.

B3.3.2	Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a)	Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition.

Financial liabilities can be designated at FVPL when one of the following criteria is met:

(i)	Eliminates or significantly reduces an accounting mismatch which would otherwise arise;
(ii)	A group of financial liabilities are managed, and their performance is evaluated on fair value basis, in accordance with a documented risk management strategy; or
(iii)	The financial liability contains one or more embedded derivatives which significantly modify the cash flows otherwise required.

The amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability shall be presented in OCI. The remaining amount of change in the fair value of the liability shall be presented in profit or loss.

(b)	Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The interest expenses are recognized in profit or loss.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.3	Derivatives

The Bank measures derivatives at fair value, with all changes in fair value recognized in the Statement of Comprehensive Income. The Bank recognizes all of its contractual rights and obligations under derivatives in the Statement of Financial Position as assets and liabilities, respectively.

The Bank uses derivative instruments primarily for asset and liability management. The Bank has elected not to designate any hedging relationships for accounting purposes.

B3.3.4	Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.5	Financial guarantee contracts

Financial guarantee contracts are contracts that require the issuer to make specified payments to reimburse the holder for a loss it incurred because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument. Issued financial guarantee contracts are initially recognized at fair value, and subsequently measured at the higher of the amount of the loss allowance determined under IFRS 9, and the amount initially recognized less cumulative income.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.6	Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or
(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;
(ii)	The time value of money; and
(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identifies financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Refer to Note D3 ECL measurement for the definition of credit-impaired assets.

The Bank recognizes the loss allowance of loan commitments as a provision. However, if a financial instrument includes both a loan (i.e. financial asset) and an undrawn commitment (i.e. loan commitment) component and the Bank cannot separately identify the ECL on the loan commitment component from those on the financial asset component, the ECL on the loan commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceeds the gross carrying amount of the financial asset, the ECL is recognized as a provision.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.7	Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial instruments (Continued)

B3.3.8	Offsetting of financial instruments

A financial asset and a financial liability are offset and the net amount presented in the statement of financial position when the Bank currently has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

B3.3.9	Day one profit or loss

The best evidence of fair value of a financial instrument at initial recognition is the transaction price, which is the fair value of the payment given or received, unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets.

Sovereign loans are measured at fair value at initial recognition, using the assumptions market participants with similar objectives as the Bank would use when pricing the sovereign-backed loan assets. The market where the Bank enters into such transactions is considered to be the principal market.

In situations where the fair value cannot be determined by observable market inputs, the difference between the transaction price and the fair value, commonly referred to as “day one profit or loss”, is either amortized over the life of the transaction, deferred until the instrument’s fair value can be measured using market observable data, or realized through settlement. The financial instrument is subsequently measured at fair value, adjusted for the deferred day one profit or loss. Subsequent changes in fair value are recognized immediately in the income statement without reversal of deferred day one profits or losses.

B3.3.10	Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its Statement of Financial Position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

A regular way purchase or sale of financial assets shall be recognized and derecognized as applicable using trade date accounting. Loans are recognized when cash is advanced to the borrowers.

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.3	Financial Instruments (Continued)

B3.3.10	Recognition and derecognition (Continued)

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.3.11	Modification of contractual cash flows

Loans and other financial assets may be renegotiated with the modification of the contractual cash flows. When the original financial asset has been significantly amended it will be recognized and replaced with a new asset. To the extent the original asset is retained, any changes in present value attributable to the modification will be recognized as an adjustment to the carrying value of the asset with the associated gains and losses on modification recognized in the income statement.

B3.4	Investment in associate

Associates are those entities in which the Bank has significant influence over, but does not control or jointly control, the financial and operating policy decisions. Investment in an associate is accounted for under the equity method and is initially recognized at cost, including attributable goodwill, and is adjusted thereafter for the post-acquisition change in the Bank’s share of net assets less any impairment losses.

The Bank’s share of its associate’s profit or loss is recognized in the Bank’s Statement of Comprehensive Income. When the Bank’s share of losses in the associate equals or exceeds its interest in the associate, the Bank does not recognize further losses, unless the Bank has incurred obligations or made payments on behalf of the associate. The investment is assessed for impairment where indicators of impairment are present.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.5	Property and equipment

Property and equipment are tangible assets held for use and expected to be used during more than one period. The Bank adopts the cost model for measuring property and equipment. Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life, which is generally less than ten years.

B3.6	Intangible assets

Intangible assets are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Intangible assets comprise computer software which is amortized over a useful economic life, which is generally less than five years.

B3.7	Revenue

B3.7.1	Interest income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and
(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.7.2	Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.7	Revenue (Continued)

B3.7.2	Front-end and commitment fees (Continued)

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as income at expiration of the commitment.

(ii)

If it is likely that a specific lending arrangement will not be entered into, or the loan commitment fee is directly related to the undrawn portion of the loan commitment and it changes based on the portion of the unused commitment at that time, it is not an integral part of the effective interest rate of the financial instrument and the fee is accounted for as income over the commitment period.

B3.7.3	Administration fees

Administration fees are recognized as revenue throughout the period that the services are rendered.

B3.8	Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B3.9	Leases

Short-term leases no more than 12 months, or low-value leases of assets worth less than USD100 thousand are accounted for as a general administrative expense, recognized in the income statement on a straight-line basis over the period of the lease.

A lease contract is one which conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, the incremental borrowing rate is used. The right of use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of lease and less any lease incentives. Right of use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.

B3.10	Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B3.11	Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

B3.12	Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

B4	Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4	Critical accounting estimates and judgments in applying accounting policies (Continued)

B4.1	Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and credit impairment;
•	Choosing appropriate models and assumptions for the measurement of ECL;
•	Establishing the number and probability of forward-looking scenarios for each type of product; and
•	Assigning exposures through an internal credit rating process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B4.2	Measurement of fair value

Measurement of fair value requires the accounting estimates that affect the reported amounts of assets and liabilities at the date of the financial statements. The critical accounting estimates on the fair value of the financial instruments are highly dependent on a number of variables that reflect the economic environment and financial markets of the economies in which the Bank invests.

The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. Detailed information is further disclosed in Note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B4	Critical accounting estimates and judgments in applying accounting policies (Continued)

B4.3	Structured entities consolidation

The Bank manages special funds, including the Project Preparation Special Fund, the Special Fund Window for Less Developed Members, the Technical Partner of Global Infrastructure Facility (the “GIF TP”) Special Fund, and the Implementing Partner of the Finance Facility of the Multilateral Cooperation Center for Development Finance (the “MCDF IP”) Special Fund, (together, the “Special Funds”).The Bank has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Funds and should consolidate them. The Bank identified the Special Funds assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entities, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entities. The Bank is not exposed to any significant variability in its returns and as such is deemed to not control the Special Funds. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entities is set out in Note C19.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
Interest income
Loan investments (1)	437,438	160,187
Cash, cash equivalents, and deposits	175,460	59,553
Bond investments	71,027	23,952
Total interest income	683,925	243,692

Interest expense
Borrowings (2)	(333,335)	(189,522)

Total interest expense	(333,335)	(189,522)
Net interest income	350,590	54,170

(1)

Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2)

Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. The hedging results are presented in Note C14 Derivatives.

C2	Net fee and commission income

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
Loan commitment fee and service fee	38,442	24,144
Special Funds administration fee (Note C20)	250	350
MCDF administration fee (1)	2,218	1,381
Implementing partner and technical partner administration fee (2)	278	—
Others	14	28
Total fee and commission income	41,202	25,903

Cofinancing service fee	(4,987)	(2,640)
Total fee and commission expense	(4,987)	(2,640)

Net fee and commission income	36,215	23,263

(1)

According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, AIIB provides administrative and financial services to the MCDF Finance Facility, including the establishment and hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2)

For the year ended Dec. 31, 2022, the Bank received USD260 thousand and USD18 thousand of administration fee from the MCDF Finance Facility and Global Infrastructure Facility (“GIF”) respectively related to costs associated with MCDF and GIF financed activities as part of AIIB’s role as MCDF IP and GIF TP.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
Money Market Funds (Note C6)	16,885	1,363
Investments at fair value through profit or loss (Note C7)	17,694	4,946
Borrowings (Note C13)	1,677,858	691,828
Derivatives (Note C14):
- Borrowings associated	(1,750,024)	(571,559)
- Loan investments associated	84,320	103,209
- Treasury investment portfolio and bond investments associated	137,985	7,384
Total	184,718	237,171

C4	Impairment provision

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
Impairment provision for
- Loan investments (Note C8)	111,661	22,486
- Bond investments (Note C9)	8,405	725
Total impairment provision	120,066	23,211

C5	General and administrative expenses

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
Staff costs (1)	100,439	81,162
Professional service expenses	30,109	28,302
IT services	20,986	19,426
Facilities and administration expenses	16,750	17,780
Issuance cost for borrowings	5,598	7,035
Travelling expenses	5,087	1,814
Annual audit fee	1,060	1,000
Others	8,137	7,583
Total general and administrative expenses	188,166	164,102

(1)	Staff costs

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
Short-term employee benefits	85,777	69,715
Defined contribution plans	13,411	10,541
Others	1,251	906
Total	100,439	81,162

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	Dec. 31, 2022	Dec. 31, 2021
Cash	—	—
Deposits with banks
- Demand deposits (1)	106,253	199,487
- Term deposits with initial maturity of three months or less	1,690,454	200,099
Money Market Funds (2)	1,280,649	1,710,022
Total cash and cash equivalents	3,077,356	2,109,608
Add: term deposits with initial maturity more than three months (3)	6,669,005	11,748,908
Total cash, cash equivalents, and deposits with banks	9,746,361	13,858,516

(1)	USD73.15 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2021: USD40.04 million).
(2)	Money Market Funds

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
As at beginning of year	1,710,022	1,900,091
Additions	13,402,000	26,020,000
Disposals	(13,848,258)	(26,211,432)
Fair value gain, net	16,885	1,363
Total Money Market Funds	1,280,649	1,710,022

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at Dec. 31, 2022, USD6.67 billion of term deposits has remaining maturity within 12 months (Dec. 31, 2021: USD11.65 billion).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021

As at beginning of year	10,565,949	6,652,155
Additions, net	2,174,149	3,922,183
Return of capital contributions	(55,845)	(13,335)
Net gain of investments	17,694	4,946
Total investments at fair value through profit or loss	12,701,947	10,565,949

Analysis of investments at fair value through profit or loss:

	Dec. 31, 2022	Dec. 31, 2021

External Managers Program (a)	4,020,106	4,104,144
Bond investments (b)	5,738,255	2,710,777
Certificates of deposit and commercial papers (c)	2,114,223	3,143,959
Investment Operations fixed income portfolio (d)	220,451	274,843
Limited partnership funds (e)	550,941	277,809
Investment in Trust (f)	57,971	54,417
Total investments at fair value through profit or loss	12,701,947	10,565,949

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	Dec. 31, 2022	Dec. 31, 2021

Investment grade corporate bonds	1,704,603	1,809,008
Sovereign, Supranational and Agency bonds	1,163,506	1,734,072
Treasury bills and notes	692,923	223,255
Term deposits and certificates of deposit	238,171	141,715
Commercial papers	109,895	83,121
Other investment securities	111,008	112,973
Total	4,020,106	4,104,144

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are of high credit quality. The Bank also invested in infrastructure asset-backed securities issued by the Special Purpose Vehicle sponsored by the associate that the Bank holds direct equity interests (Note C10).

(c)

The Bank invests in certificates of deposit and commercial papers which are actively managed within treasury investment portfolio and measured at fair value through profit or loss. The certificates of deposit and commercial papers are of high credit quality.

(d)

The Bank has engaged external asset managers to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

(e)

The Bank invests in limited partnership funds (“LP Funds”), which are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a total remaining capital commitment amount of USD825.70 million as of Dec. 31, 2022, which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners. The LP Funds do not have an expected maturity date within twelve months.

(f)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited. The Trust is managed by an investment manager who make investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust has been fully disbursed which does not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	Dec. 31, 2022	Dec. 31, 2021

Gross carrying amount	17,935,092	12,421,788
ECL allowance	(293,161)	(175,901)
Net carrying amount	17,641,931	12,245,887

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at Dec. 31, 2022, USD10,887.26 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2021: USD6,436.65 million).

As at Dec. 31, 2022, USD618.65 million of the total carrying amount matures within 12 months (Dec. 31, 2021: USD287.42 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at Dec. 31, 2022. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	Dec. 31, 2022	Dec. 31, 2021

Loan investments, gross carrying amount	17,935,092	12,421,788
Loan commitments	13,039,033	10,287,656
	30,974,125	22,709,444
Total ECL allowance (a)	(294,436)	(182,775)
	30,679,689	22,526,669

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

During the year ended Dec. 31, 2022, new loan investments and loan commitments with an amount of USD8,785.11 million, including sovereign-backed loans of USD8,244.12 million, with ratings ranging from 1a to 10 (Note D3), and nonsovereign-backed loans of USD540.99 million, with ratings ranging from 1b to 9, have become effective and are included in the assessment of ECL at Dec. 31, 2022 (Dec. 31, 2021: USD6,513.31 million, including sovereign-backed loans of USD5,602.53 million, rating ranged from 1a to 11b, and nonsovereign-backed loans of USD910.78 million, rating ranged from 4 to 9).

(a)	As at Dec. 31, 2022, the total ECL allowance related to loan commitments is USD1.28 million (Dec. 31, 2021: USD6.87 million), and is presented as a provision in Note C15.

For the year ended Dec. 31. 2022, the impairment losses on loan investments and loan commitments were USD111.66 million (for the year ended Dec. 31, 2021: USD22.49 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	Dec. 31, 2022	Dec. 31, 2021

Externally managed fixed-income portfolio (a)	2,000,504	1,998,208
Internally managed fixed-income portfolio (b)	2,019,748	—
Investment operations bond portfolios (c)	557,855	501,435
Gross carrying amount	4,578,107	2,499,643
ECL allowance	(12,929)	(4,524)
Net carrying amount	4,565,178	2,495,119

(a)

In Sep. 2021, the Bank engaged an external asset manager to invest in a portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(b)

In April 2022, the Bank started an internally managed portfolio to invest in high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed bond investment income portfolio which comprises Asian infrastructure-related bonds and other private bond investment. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

As at Dec. 31, 2022, the gross carrying amount of investment grade bonds with credit ratings ranging from 1a to 4 is USD4,358.43 million (Dec. 31, 2021: USD2,284.45 million) and noninvestment grade bonds with credit ratings ranging from 5 to 12 is USD219.68 million (Dec. 31, 2021: USD215.19 million).

For the year ended Dec. 31, 2022, USD14.96 million investment loss was recognized as a result of disposal of certain bonds in the portfolios (for the year ended Dec. 31, 2021: USD6.85 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C9	Bond investments at amortized cost (Continued)

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. Given the high credit quality of the externally and internally managed fixed-income portfolio, no significant loss provision was made for the year ended Dec. 31, 2022. As at Dec. 31, 2022, ECL allowance of USD12.93 million was related to investment operations bond portfolios.

As at Dec. 31, 2022, USD12.59 million of the gross carrying amount matures within 12 months (Dec. 31, 2021: USD48.54 million).

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at Dec. 31, 2022, the undrawn capital commitment is USD6 million (as at Dec. 31, 2021: USD19.5 million).

For the year ended Dec. 31, 2022, the associate recognized a profit of USD6.1 million (for the year ended Dec. 31, 2021: loss of USD0.72 million). The Bank has recorded a net profit of USD1.8 million following the equity method (for the year ended Dec. 31, 2021: net loss of USD0.22 million).

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021

As at beginning of year	33,842	26,559
Additions	13,500	7,500
Share of gain/(loss) for the year	1,834	(217)
Total investment in associate	49,176	33,842

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the year ended Dec. 31, 2022, a total discount of USD1.16 million (for the year ended Dec. 31, 2021: USD0.05 million) has been debited to the reserve. An amount of USD2.36 million (2021: USD4.78 million) has been accreted through income in the current year.

As at Dec. 31, 2022, overdue contractual undiscounted paid-in capital receivables amounting to USD214.06 million (Dec. 31, 2021: USD149.96 million) (Note C16) are not considered impaired. Of this amount, USD13.21 million has been collected by the date of signing of the financial statements for the year ended Dec. 31, 2022.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at Dec. 31, 2022, USD258.96 million (Dec. 31, 2021: USD241.00 million) of the paid-in capital balance is due within 12 months.

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021

As at beginning of year	303,695	436,074
Paid-in capital receivables originated	36,737	5,151
Contributions received	(36,727)	(142,073)
Transfer from prepaid paid-in capital to contribution	(1,200)	(240)
Accretion to profit or loss	2,357	4,783
Total paid-in capital receivables	304,862	303,695

C12	Other assets

	Dec. 31, 2022	Dec. 31, 2021

Cash collateral receivable (Note C14)	1,872,002	464,950
Receivable for unsettled trades	29,790	3,613
Prepayments	6,008	6,503
Receivable for MCDF administration fee	2,218	1,381
Others	1,229	876
Total other assets	1,911,247	477,323

C13	Borrowings

	Dec. 31, 2022	Dec. 31, 2021

i) Borrowings carried at fair value

SEC-registered notes (a)	16,135,993	13,855,963
Global Medium-Term Notes (b)	5,411,566	3,533,466
Australian Dollar and New Zealand Dollar Bonds (c)	964,221	701,048
RMB Denominated Panda Bond (d)	656,531	476,956
Total borrowings at fair value	23,168,311	18,567,433

	Dec. 31, 2022	Dec. 31, 2021

ii) Borrowings carried at amortized cost

Global Medium-Term Notes (b)	1,208,555	700,418
Other bond issuance (e)	98,862	—
Total borrowings at amortized cost	1,307,417	700,418
Total borrowings	24,475,728	19,267,851

(a)

As at Dec. 31, 2022, the Bank has issued a total of USD17.25 billion SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC-registered notes.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date

May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023
Jan. 27, 2021	3,000	2,987.16	0.50%	Semi-annual	Jan. 27, 2026
Sep. 16, 2021	2,500	2,496.30	0.50%	Semi-annual	Oct. 30, 2024
June 29, 2022	1,250	1,246.08	3.375%	Semi-annual	June 29, 2025
Sep. 14, 2022	2,000	1,994.40	3.75%	Semi-annual	Sep. 14, 2027
Total	17,250.00	17,195.92

(b)

As at Dec. 31, 2022, the Bank issued a total of USD6,715.91 million equivalent fixed rate notes, and a total of USD1,200.0 million floating rate notes under its Global Medium-Term Note (“GMTN”) program through a combination of private and public placements, of which amount of USD617.49 million equivalent fixed rate notes have been repaid. The following table sets out the details of the GMTN notes by denominated currency. The interest expense are mostly payable annually.

GMTNs in denominated currency	Dec. 31, 2022	Dec. 31, 2021

GBP	2,070,561	1,320,040
USD	2,025,000	1,050,000
CNH	1,238,492	583,338
TRY	549,253	398,686
HKD	302,942	240,311
EUR	161,898	138,355
ZAR	105,035	165,598
Others	845,242	509,068
Total	7,298,423	4,405,396

(c)

As at Dec. 31, 2022, the Bank has issued a total of USD1,144.65 million equivalent fixed rate notes under its Australian Dollar and New Zealand Dollar Debt Issuance program through a combination of private and public placements, interest expense payable semi-annually.

(d)

As at Dec. 31, 2022, the Bank has issued a total of USD649.18 million equivalent fixed rate Renminbi denominated bonds (“RMB Denominated Panda Bond”) through public placements, interest expense payable annually.

(e)	As at Dec. 31, 2022, the Bank has USD100 million equivalent floating rate bond issuances through private placement in local onshore market, interest expense payable quarterly.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes are carried at amortized cost with interest expenses recognized under effective interest rate method.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the year ended Dec. 31, 2022, the fair value gain attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD71.17 million (for the year ended Dec. 31, 2021: fair value loss of USD37.92 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the year ended Dec. 31, 2022 and the year ended Dec. 31, 2021.

	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021

As at beginning of year	19,267,851	11,595,193
Changes arising from cash flows
- Proceeds from borrowings, net	7,248,788	8,515,277
- Repayment of borrowings	(387,574)	(229,914)
- Interest payments	(235,063)	(154,179)
- Issuance cost for borrowings	5,598	7,035
Non-cash changes
- Accrued interest	325,156	188,348
- Changes in fair values included in the other comprehensive income	(71,170)	37,919
- Changes in fair values included in profit and loss (Note C3)	(1,677,858)	(691,828)
Total borrowings	24,475,728	19,267,851

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives

As at Dec. 31, 2022, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at Dec. 31, 2022 and Dec. 31, 2021. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at Dec. 31, 2022
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	32,374,705	198,691	1,193,693
Cross currency swaps	10,571,179	278,778	1,008,593
FX forwards	1,189,853	—	84,378
Total derivatives	44,135,737	477,469	2,286,664

	As at Dec. 31, 2021
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	17,128,174	82,288	274,394
Cross currency swaps	5,618,288	158,682	284,095
FX forwards	1,352,775	7,401	5,115
Total derivatives	24,099,237	248,371	563,604

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at Dec. 31, 2022 and Dec. 31, 2021.

			As at Dec. 31, 2022
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(63,188)	(101,881)	(371,607)	(506,796)	4,638	(1,038,834)
Gross settling cross currency swaps - inflow	258,023	62,412	3,330,754	6,762,364	590,245	11,003,798
Gross settling cross currency - swaps outflow	(256,015)	(84,848)	(3,395,789)	(7,299,287)	(589,471)	(11,625,410)
Gross settling FX forwards - inflow	499,779	690,074	—	—	—	1,189,853
Gross settling FX forwards - outflow	(542,180)	(728,402)	—	—	—	(1,270,582)
Total derivatives	(103,581)	(162,645)	(436,642)	(1,043,719)	5,412	(1,741,175)

			As at Dec. 31, 2021
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	5,852	(6,941)	17,643	(214,093)	1,025	(196,514)
Gross settling cross currency swaps - inflow	10,859	16,729	311,739	5,478,816	69,077	5,887,220
Gross settling cross currency swaps - outflow	(3,564)	(7,510)	(317,513)	(5,472,457)	(60,708)	(5,861,752)
Gross settling FX forwards - inflow	339,733	624,346	388,696	—	—	1,352,775
Gross settling FX forwards - outflow	(339,600)	(626,875)	(383,569)	—	—	(1,350,044)
Total derivatives	13,280	(251)	16,996	(207,734)	9,394	(168,315)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at Dec. 31, 2022, the Bank has received cash collateral of USD112.23 million (Note C15) (Dec. 31, 2021: USD165.76 million) from the swap counterparties, and has paid cash collateral of USD1,872.00 million (Note C12) (Dec. 31, 2021: USD464.95 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at Dec. 31, 2022 and Dec. 31, 2021.

As at Dec. 31, 2022, the Bank makes use of derivatives with notional amount of USD31,018.18 million to hedge the borrowings with carrying amount of USD23,168.31 million. The Bank enters into derivatives with notional amount of USD2,523.60 million to hedge loans with carrying amount of USD2,369.93 million. The Bank makes use of derivatives with notional amount of USD215.00 million to hedge the Investment Operations fixed-income portfolio with carrying amount of USD220.45 million. Derivatives with notional amount of USD10,378.96 million are used to hedge financial instruments in treasury investment portfolio. The Bank’s risk exposures have been well managed; therefore, the respective profit and loss are effectively hedged on a net basis.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	Dec. 31, 2022	Dec. 31, 2021

Cash collateral payable (Note C14)	112,231	165,760
Deferred interest (Note C20)	34,495	29,719
Accrued expenses	24,001	23,023
Staff costs payable	8,617	8,644
Provision—ECL allowance (Note C8)	1,275	6,874
Deferred administration fee (Note C20)	300	550
Payable for fund investments	—	4,990
Others	212	6
Total other liabilities	181,131	239,566

C16	Share capital

	Dec. 31, 2022	Dec. 31, 2021
Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,964,700	96,775,100
- Unsubscribed	1,621,800	1,806,400

– Unallocated	1,413,500	1,418,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	96,964,700	96,775,100
Less: callable capital	(77,571,800)	(77,420,100)
Paid-in capital	19,392,900	19,355,000
Paid-in capital comprises:
– amounts received	19,085,770	19,047,842
– amounts due but not yet received	214,062	149,962
– amounts not yet due	93,068	157,196
Total paid-in capital	19,392,900	19,355,000

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	969,647	96,964,700	77,571,800	19,392,900

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at Dec. 31, 2022 are USD1,065.55 million (Dec. 31, 2021: USD876 million). For the year ended Dec. 31, 2022, USD2.36 million (for the year ended Dec. 31, 2021: USD4.78 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at Dec. 31, 2022, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2021: USD128 million). For the year ended Dec. 31, 2022, fees recognized as income amounted to USD0.25 million (Dec. 31, 2021: USD0.35 million) (Note C2). As at Dec. 31, 2022, deferred administration fees recognized as other liabilities amounted to USD0.3 million (Dec. 31, 2021: USD0.55 million) (Note C15).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The Special Fund Window for Less Developed Members

The Special Fund Window for Less Developed Members provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window for Less Developed Members was funded by the amounts transferred by the Bank from its Project Preparation Special Fund and was renamed from the Special Fund Window under the COVID-19 Crisis Recovery Facility upon the approval of the AIIB Board of Directors on March 23, 2022.

As at Dec.31, 2022, interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window for Less Developed Members amounted to USD34.50 million (Dec. 31, 2021: USD29.72 million) (Note C15).

AIIB External Special Funds

Special Fund resources received from multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the GIF TP on June 23, 2021 after executing the Financial Procedures Agreement; and the MCDF IP on Aug. 9, 2021 after executing the Implementing Partner Agreement. Resources from the GIF and MCDF Finance Facility are administrated in two separate External Special Funds (i.e., the GIF Special Fund and the MCDF Special Fund, respectively).

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	Dec. 31, 2022		Dec. 31, 2021
	PRC related entities	Other related parties	PRC related entities	Other related parties
Loan investments	1,175,621	—	807,291	—
LP Fund	58,121	—	47,626	—
Equity and bond investment in associate	—	162,850	—	94,293
Other liabilities	—	34,795	—	30,269

The income and expense items affected by transactions with related parties are as follows:

	For the year ended Dec. 31, 2022		For the year ended Dec. 31, 2021
	PRC related entities	Other related parties	PRC related entities	Other related parties
Income from loan investments	29,341	—	20,622	—
Net gain on LP Fund	4,175	—	1,163	—
Net gain on equity and bond investment in associate	—	1,367	—	233
Income from Special Funds (Administration Fee)	—	250	—	350

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As of Dec. 31, 2022, the Government of the PRC (the “Government”) owned approximately 30.71% of the paid-in capital of the Bank (Dec 31, 2021: approximately 30.77%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, bond investments, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follows:

(1)	Loan investments

The Bank approved loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total effective amount of USD490.8 million as at Dec. 31, 2022. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank approved sovereign-backed facilities to PRC with a total effective amount of USD2,326.73 million equivalent as of Dec. 31, 2022. AIIB’s standard interest rate for sovereign-backed loans has been applied. All variable spread sovereign backed loans on USD LIBOR has been transitioned to SOFR reference rate, following the Bank’s amendment to General Conditions. Please refer to Note D4 IBOR reform for details.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at Dec. 31, 2022, the fair value of the Bank’s interest in the Fund is USD58.12 million (Dec 31, 2021: USD47.63 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and bond investment in associate

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10). As at Dec. 31, 2022, the Bank holds USD113.67 million of infrastructure asset-backed securities issued by the associate (Note C7).

(2)	Other liabilities

As at Dec. 31, 2022, other liabilities relate to the Project Preparation Special Fund deferred administration fee of USD0.3 million (Dec. 31, 2021: USD0.55 million) and the interest rate buy-down balance of USD34.50 million from Special Fund Window for Less Developed Members (Dec. 31, 2021: USD29.72 million) (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer and the Chief Economist.

For the year ended Dec. 31, 2022 and the year ended Dec. 31, 2021, the Bank has no material transactions with key management personnel.

The compensation of key management personnel during the year comprises short-term employee benefits of USD4.15 million (for the year ended Dec. 31, 2021: USD3.68 million) and defined contribution plans of USD0.83 million (for the year ended Dec. 31, 2021: USD0.74 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the year ended Dec. 31, 2022, and Dec. 31, 2021.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the year ended Dec. 31, 2022			For the year ended Dec. 31, 2021

Region	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total

Central Asia	8,871	4,692	13,563	2,161	858	3,019
Eastern Asia	23,323	9,929	33,252	16,580	4,911	21,491
Southeastern Asia	82,250	10,869	93,119	21,527	8,657	30,184
Southern Asia	151,614	21,087	172,701	43,493	13,577	57,070
Western Asia	78,475	35,558	114,033	27,382	16,448	43,830
Oceania	2,312	—	2,312	614	—	614
Other Regional	—	22,450	22,450	—	20,409	20,409
Total Regional	346,845	104,585	451,430	111,757	64,860	176,617
Total Non-Regional	14,309	10,141	24,450	1,053	6,661	7,714
Total	361,154	114,726	475,880	112,810	71,521	184,331

C22	Events after the end of the reporting period

The Bank has reviewed its loan portfolio in Türkiye to assess the impact of the earthquake in February 2023. Due to the location of the Bank’s projects, there are no primary impacts as a consequence of the earthquake. However, due to the wide spread devastation and disruption caused secondary impacts that could adversely impact the Bank’s loan portfolio cannot be ruled out.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

D2	Financial risk management framework

The Bank has developed its risk appetite in pursuit of AIIB’s goals, objectives, and operating plan, consistent with applicable capital, liquidity and other requirements. The Board approves key risk policies, the risk appetite, including the top-down risk allocation, and the reporting of the Level 1 KRIs.

The Risk Committee is responsible for establishing the framework, which enables the Bank to effectively identify, measure, monitor and control risk exposures consistent with the Board-supported risk appetite.

The Risk Management Department has overall responsibility for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting independently from the business units.

(i) Investment operations portfolio

The Investment Committee reviews proposed projects prepared by Investment operations staff in compliance with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors delegates the authority to approve all projects of the Bank to the President, unless such projects fall within the exceptions set out in the Bank’s Regulation on the Accountability Framework.

Responsibilities of various departments throughout the project lifecycle are delineated and regularly updated by the Bank’s management.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Financial risk management framework (Continued)

(ii) Treasury portfolio

•	Investments

The treasury investment portfolio includes cash and deposits with banks, MMFs, bond investments, certificates of deposit, commercial papers and investment portfolios through the Bank’s External Managers Program.

According to the Bank’s General Investment and Financial Derivative Authority, the Bank can make investments in the assets specified in a list of eligible assets, including term deposits, AAA-rated money market funds and bonds.

•	Borrowings

The Bank employs a strategy of issuing securities to establish its presence in key capital markets, which provide the Bank with cost-efficient funding levels. Swaps may be used for asset and liability management purposes to match the liabilities resulting from such issuances of notes with the profile of the Bank’s assets, such as loan investments and instruments that are part of the treasury portfolio.

D3	Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting, bond investments and deposit placing activities. The counterparties could default on their contractual obligations or the carrying value of the Bank’s investments could become impaired due to increase in credit risk of the counterparty.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the analysis of the three main international credit rating agencies (“ICRA”), International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”, inclusive of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating was expanded from 12 to 16 notches in 2021, adding additional granularity for the highest and lowest rated borrowers, with rating 1a-4 for investment grade (Note D3 (viii)). The Bank further classifies its internal ratings into four broader risk buckets (“Low Risk”, “Medium Risk”, “High Risk” and “Very High Risk”) for portfolio risk management purposes.

The following table sets out the new mapping between the Bank’s internal rating with Standard & Poor’s (“S&P”) credit ratings and the associated risk classifications:

AIIB’s Internal Rating	S&P Rating	Risk Buckets	Grade
1a	AA-	Low Risk	Investment Grade
1b	A+
1c	A
2	A-
3	BBB+
4	BBB & BBB-
5	BB+	Medium Risk	Non-Investment Grade
6	BB
7	BB-
8	B+	High Risk
9	B
10	B-
11a	CCC+	Very High Risk
11b	CCC
11c	CCC-
12	Default	Non-performing

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

As at Dec. 31, 2022, the annualized probability of default (“PD”) applied to both sovereign-backed and non-sovereign-backed loans ranges from 0.03%-0.21% for “Low Risk” bucket, 0.36%-1.12% for “Medium Risk” bucket, 2.21%-7.20% for “High Risk” bucket and 13.89%-51.77% for “Very High Risk” bucket. Annualized PD for internal rating of 12 is deemed as 100% (Dec. 31, 2021: 0.03%-0.22% for “Low Risk” bucket, 0.38%-1.13% for “Medium Risk” bucket, 2.24%-7.61% for “High Risk” bucket and 14.49%-52.51% for “Very High Risk” bucket. Annualized PD for internal rating of 12 is deemed as 100%).

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

•	Investment in LP Funds and Trust

As at Dec. 31, 2022, the investment operations portfolio includes investment in LP Funds and Trust described in Note C7. The investments are measured at fair value through profit or loss. The fair value related information is described in Note E.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit risk management (Continued)

•	Bond investments

As at Dec. 31, 2022, the investment operations portfolio includes bond portfolio investments described in Note C7 and C9. The investments measured at amortized cost are subject to ECL assessment.

(ii) Credit risk in the treasury investment portfolio

Treasury activities and risk appetite are managed in line with the Bank’s Risk Management Framework. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single A minus credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by the Risk Management Department periodically.

As at Dec. 31, 2022, counterparties of the treasury investment portfolio have credit ratings of single A minus or higher. The credit risk of the treasury portfolio is mainly from the deposits, MMFs, bond investments, commercial papers, certificates of deposit and External Managers Program. However, given the high credit quality, no significant loss provisions are made for the treasury investment portfolio for the year ended Dec. 31, 2022.

The Bank has counterparty credit risk through the transaction of derivatives to hedge the fixed rate of its funding operations into a floating rate. The exposure present from these derivatives is managed through the Bank holding a Credit Support Annex with each of the counterparties. This enables the exchange of cash collateral (subject to minimum threshold amounts) against the prevailing value of the derivatives. This is supplemented with the requirement for the counterparty to post initial margin in the case of its external credit rating falling below an agreed level, which would mitigate against the Bank experiencing losses while replacement derivatives are put in place.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	Dec. 31, 2022			Dec. 31, 2021
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	15,889,289	12,541,658	(176,429)	10,544,607	9,795,320	(113,779)
Nonsovereign- backed loans	2,045,803	497,375	(118,007)	1,877,181	492,336	(68,996)
Loan investments	17,935,092	13,039,033	(294,436)	12,421,788	10,287,656	(182,775)
Bond investments	4,578,107	—	(12,929)	2,499,643	—	(4,524)
Total	22,513,199	13,039,033	(307,365)	14,921,431	10,287,656	(187,299)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	Dec. 31, 2022		Dec. 31, 2021
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	2,246,288	49,994	2,296,282	1,447,964	—	1,447,964
Eastern Asia	2,435,457	—	2,435,457	1,290,129	—	1,290,129
Southeastern Asia	4,574,645	70,339	4,644,984	3,596,100	40,157	3,636,257
Southern Asia	12,748,127	832,773	13,580,900	8,746,320	836,995	9,583,315
Western Asia	3,611,329	602,787	4,214,116	2,846,359	865,106	3,711,465
Oceania	120,142	—	120,142	19,965	49,918	69,883
Total Regional	25,735,988	1,555,893	27,291,881	17,946,837	1,792,176	19,739,013
Total Non-Regional	1,139,066	—	1,139,066	600,914	—	600,914
Subtotal	26,875,054	1,555,893	28,430,947	18,547,751	1,792,176	20,339,927

	Dec. 31, 2022		Dec. 31, 2021

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	2,107	7,969	10,076	1,746	—	1,746
Eastern Asia	425	—	425	650	—	650
Southeastern Asia	457	18,461	18,918	789	9,302	10,091
Southern Asia	28,931	90,965	119,896	8,951	72,060	81,011
Western Asia	7,261	16,925	24,186	3,593	15,337	18,930
Oceania	317	—	317	123	959	1,082
Total Regional	39,498	134,320	173,818	15,852	97,658	113,510
Total Non-Regional	2,611	—	2,611	269	—	269
Subtotal	42,109	134,320	176,429	16,121	97,658	113,779

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	Dec. 31, 2022				Dec. 31, 2021
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total
Nonsovereign-backed loans
Central Asia	129,875	—	—	129,875	131,865	—	—	131,865
Eastern Asia	502,510	—	—	502,510	316,880	—	—	316,880
Southeastern Asia	191,339	—	74,068	265,407	315,312	—	75,525	390,837
Southern Asia	441,483	—	—	441,483	442,838	46,072	—	488,910
Western Asia	523,111	175,238	—	698,349	269,634	270,316	—	539,950
Other Regional	—	332,379	—	332,379	321,443	—	—	321,443
Total Regional	1,788,318	507,617	74,068	2,370,003	1,797,972	316,388	75,525	2,189,885
Total Non-Regional	50,804	122,371	—	173,175	179,632	—	—	179,632
Subtotal	1,839,122	629,988	74,068	2,543,178	1,977,604	316,388	75,525	2,369,517
Total	28,714,176	2,185,881	74,068	30,974,125	20,525,355	2,108,564	75,525	22,709,444

		Dec. 31, 2022			Dec. 31, 2021
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
Central Asia	407	—	—	407	286	—	—	286
Eastern Asia	125	—	—	125	216	—	—	216
Southeastern Asia	222	—	66,909	67,131	1,164	—	44,018	45,182
Southern Asia	437	—	—	437	604	5,245	—	5,849
Western Asia	4,406	7,002	—	11,408	1,755	13,777	—	15,532
Other Regional	—	31,035	—	31,035	374	—	—	374
Total Regional	5,597	38,037	66,909	110,543	4,399	19,022	44,018	67,439
Total Non-Regional	609	6,855	—	7,464	1,557	—	—	1,557
Subtotal	6,206	44,892	66,909	118,007	5,956	19,022	44,018	68,996
Total	48,315	179,212	66,909	294,436	22,077	116,680	44,018	182,775

(1)

A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3 in 2021. As at Dec. 31, 2022, USD66.91 million of ECL allowance has been provided for the loan (as at Dec. 31, 2021: USD44.02 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

In June 2022, the Bank updated its sector and subsector classification to align with the latest international sector taxonomies and reflect the Bank’s own mandate and business characteristics. The new sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL as at Dec. 31, 2022, and the reclassified information as at Dec. 31 2021 are as follows.

	Dec. 31, 2022			Dec. 31, 2021

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign-backed loans
CRF(1)-Economic Resilience/PBF(2)	7,153,708	—	7,153,708	5,323,942	49,918	5,373,860
CRF-Finance/Liquidity	1,346,014	230,190	1,576,204	1,193,058	179,681	1,372,739
CRF-Public Health	3,648,831	—	3,648,831	2,055,526	—	2,055,526
Education Infrastructure	249,912	—	249,912	—	—	—
Energy	4,096,871	901,622	4,998,493	3,395,963	899,253	4,295,216
Transport	5,067,408	144,134	5,211,542	3,040,298	383,880	3,424,178
Urban	1,402,846	200,015	1,602,861	1,010,155	199,610	1,209,765
Water	3,627,625	—	3,627,625	2,446,808	—	2,446,808
Multi-sector	199,765	—	199,765	—	—	—
Others	82,074	79,932	162,006	82,001	79,834	161,835
Subtotal	26,875,054	1,555,893	28,430,947	18,547,751	1,792,176	20,339,927

	Dec. 31, 2022			Dec. 31, 2021

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
CRF-Economic Resilience/PBF	30,256	—	30,256	9,465	959	10,424
CRF-Finance/Liquidity	3,599	35,825	39,424	1,734	26,461	28,195
CRF-Public Health	1,707	—	1,707	526	—	526
Education Infrastructure	5	—	5	—	—	—
Energy	3,321	48,779	52,100	2,544	30,347	32,891
Transport	1,068	26,335	27,403	1,192	19,466	20,658
Urban	935	16,906	17,841	268	14,360	14,628
Water	1,139	—	1,139	383	—	383
Multi-sector	54	—	54	—	—	—
Others	25	6,475	6,500	9	6,065	6,074
Subtotal	42,109	134,320	176,429	16,121	97,658	113,779

(1)	Crisis Recovery Facility (CRF) is to support AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.
(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

		Dec. 31, 2022				Dec. 31, 2021

Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Nonsovereign-backed loans
CRF-Finance/ Liquidity	301,638	332,379	—	634,017	522,873	—	—	522,873
CRF-Public Health	99,702	—	—	99,702	99,143	—	—	99,143
Digital Infrastructure and Technology	135,724	—	74,068	209,792	149,303	126,753	75,525	351,581
Energy	732,146	191,234	—	923,380	737,899	189,635	—	927,534
Multi-sector	300,806	—	—	300,806	100,557	—	—	100,557
Transport	67,044	—	—	67,044	56,869	—	—	56,869
Urban	202,062	106,375	—	308,437	310,960	—	—	310,960
Subtotal	1,839,122	629,988	74,068	2,543,178	1,977,604	316,388	75,525	2,369,517
Total	28,714,176	2,185,881	74,068	30,974,125	20,525,355	2,108,564	75,525 22,709,444

		Dec. 31, 2022				Dec. 31, 2021

Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

ECL allowance
CRF-Finance/ Liquidity	2,860	31,035	—	33,895	2,087	—	—	2,087
CRF-Public Health	79	—	—	79	117	—	—	117
Digital Infrastructure and Technology	129	—	66,909	67,038	95	6,791	44,018	50,904
Energy	1,881	9,047	—	10,928	1,929	12,231	—	14,160
Multi-sector	675	—	—	675	754	—	—	754
Transport	465	—	—	465	420	—	—	420
Urban	117	4,810	—	4,927	554	—	—	554
Subtotal	6,206	44,892	66,909	118,007	5,956	19,022	44,018	68,996
Total	48,315	179,212	66,909	294,436	22,077	116,680	44,018	182,775

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

		Dec. 31, 2022				Dec. 31, 2021

Internal credit rating	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total

Sovereign-backed loans
Low Risk	16,139,956	—	—	16,139,956	10,807,670	—	—	10,807,670
Medium Risk	5,292,414	—	—	5,292,414	5,690,360	865,107	—	6,555,467
High Risk	5,442,684	1,025,411	—	6,468,095	2,019,786	427,788	—	2,447,574
Very High Risk	—	530,482	—	530,482	29,935	499,281	—	529,216
Non-performing	—	—	—	—	—	—	—	—
Subtotal	26,875,054	1,555,893	—	28,430,947	18,547,751	1,792,176	—	20,339,927

Nonsovereign-backed loans
Low Risk	704,572	—	—	704,572	837,286	—	—	837,286
Medium Risk	618,762	—	—	618,762	532,520	—	—	532,520
High Risk	515,788	629,988	—	1,145,776	607,798	270,316	—	878,114
Very High Risk	—	—	—	—	—	46,072	—	46,072
Non-performing	—	—	74,068	74,068	—	—	75,525	75,525
Subtotal	1,839,122	629,988	74,068	2,543,178	1,977,604	316,388	75,525	2,369,517

Total	28,714,176	2,185,881	74,068	30,974,125	20,525,355	2,108,564	75,525	22,709,444

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Credit enhancement

As at Dec. 31, 2022, the Bank’s maximum exposure to credit risk from financial instruments other than loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented in the Statement of Financial Position. The maximum exposure to credit risk from the undrawn loan commitments as at Dec. 31, 2022 is USD13,039.03 million (Dec. 31, 2021: USD10,287.66 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	Dec. 31, 2022	Dec. 31, 2021

Guaranteed by sovereign members	3,477,747	3,537,411
Guaranteed by nonsovereign entities	682,892	577,610
Unguaranteed (a)	26,813,486	18,594,423
Total	30,974,125	22,709,444

(a)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

The Bank mitigates the counterparty credit risk from its investments through the credit approval process, the use of collateral agreements, and risk limits. As at Dec. 31, 2022, the Bank holds project assets and certain securities as collateral for certain nonsovereign-backed loans, and cash collateral for derivative instruments, as well as risk transfer agreement signed with insurer. There was no other credit enhancement held as at Dec. 31, 2022 and Dec. 31, 2021.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(iii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans

	Stage 1	Stage 2	Total

Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	18,547,751	1,792,176	20,339,927
New loans and commitments originated	8,244,122	—	8,244,122
Repayments	(92,991)	(17,646)	(110,637)
Movement in net transaction costs,fees, and related income through EIR method	109,067	8,001	117,068
Cancelled commitment	(53,140)	(19,448)	(72,588)
Foreign exchange movements	(86,945)	—	(86,945)
Transfer to stage 1 (2)	287,142	(287,142)	—
Transfer to stage 2	(79,952)	79,952	—
As at Dec. 31, 2022	26,875,054	1,555,893	28,430,947

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2022	16,121	97,658	113,779
Additions	14,359	—	14,359
Change in risk parameters (1)	12,003	29,612	41,615
Change from lifetime (stage 2) to 12-month (stage 1) ECL(2)	213	(5,585)	(5,372)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(491)	13,001	12,510
Reversal of ECL allowance	(96)	(366)	(462)
As at Dec. 31, 2022	42,109	134,320	176,429

(1)	The change in the loss allowance is due to change in the Probability of Default (“PD”), Loss Given Default (“LGD”) and exposure at default used to calculate the expected credit loss for the loans.
(2)	The change includes the impact of the revised definition of the criteria for significant increase in credit risk as disclosed in Note D3.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	1,977,604	316,388	75,525	2,369,517
New loans and commitments originated	540,986	—	—	540,986
Repayments	(148,194)	(185,686)	(1,739)	(335,619)
Movement in net transaction costs, fees,and related income through EIR method	5,149	(887)	282	4,544
Derecognition and cancelled commitment	(16,258)	(6,714)	—	(22,972)
Foreign exchange movements	(13,278)	—	—	(13,278)
Transfer to stage 1(2)	54,239	(54,239)	—	—
Transfer to stage 2	(561,126)	561,126	—	—
As at Dec. 31, 2022	1,839,122	629,988	74,068	2,543,178

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	5,956	19,022	44,018	68,996
Additions	2,596	—	—	2,596
Change in risk parameters (1)	(824)	(13,726)	22,891	8,341
Change from lifetime (stage 2) to 12-month (stage 1) ECL(2)	183	(2,777)	—	(2,594)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(1,694)	42,700	—	41,006
Reversal of ECL allowance	(11)	(327)	—	(338)
As at Dec. 31, 2022	6,206	44,892	66,909	118,007
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2022	28,714,176	2,185,881	74,068	30,974,125
Total ECL allowance as at Dec. 31, 2022	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	13,329,978	1,569,127	14,899,105
New loans and commitments originated	5,602,528	—	5,602,528
Repayments	(22,162)	(2,674)	(24,836)
Movement in net transaction costs, fees, and related income through EIR method	(4,816)	78	(4,738)
Cancelled commitment	(48,413)	(3,955)	(52,368)
Foreign exchange movements	(79,764)	—	(79,764)
Transfer to stage 1	—	—	—
Transfer to stage 2	(229,600)	229,600	—
As at Dec. 31, 2021	18,547,751	1,792,176	20,339,927

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	31,155	81,408	112,563
Additions	13,785	—	13,785
Change in risk parameters (1)	(17,673)	(11,169)	(28,842)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	—	—	—
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(11,146)	27,419	16,273
As at Dec. 31, 2021	16,121	97,658	113,779

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	1,150,828	354,301	—	1,505,129
New loans and commitments originated	910,779	—	—	910,779
Repayments	(28,289)	(12,720)	—	(41,009)
Movement in net transaction costs, fees, and related income through EIR method	3,328	275	—	3,603
Cancelled commitment	(1,190)	(757)	—	(1,947)
Foreign exchange movements	(7,038)	—	—	(7,038)
Transfer to stage 1	24,711	(24,711)	—	—
Transfer to stage 2	—	—	—	—
Transfer to stage 3	(75,525)	—	75,525	—
As at Dec. 31, 2021	1,977,604	316,388	75,525	2,369,517

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2021	6,922	40,804	—	47,726
Additions	2,708	—	—	2,708
Change in risk parameters (1)	(1,323)	(19,224)	—	(20,547)
Change from lifetime (stage 2)to 12-month (stage 1) ECL	173	(2,558)	—	(2,385)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	—	—	—	—
Change from 12-month (stage 1) to lifetime (stage3) ECL	(2,524)	—	44,018	41,494
As at Dec. 31, 2021	5,956	19,022	44,018	68,996
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2021	20,525,355	2,108,564	75,525	22,709,444
Total ECL allowance as at Dec. 31, 2021	22,077	116,680	44,018	182,775

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total

Bond investments as at Jan. 1, 2022	2,401,627	98,016	—	2,499,643
New bond investments	2,203,979	—	—	2,203,979
Accrual and amortization	18,033	(495)	—	17,538
Transfer to stage 1(2)	59,533	(59,533)	—	—
Transfer to stage 3(1)	(9,788)	(14,061)	23,849	—
Derecognition	(109,338)	(23,927)	(9,788)	(143,053)
As at Dec. 31, 2022	4,564,046	—	14,061	4,578,107

	Stage 1	Stage 2	Stage 3	Total

ECL allowance as at Jan. 1, 2022	699	3,825	—	4,524
Additions	168	—	—	168
Change in risk parameters	(17)	—	—	(17)
Change from lifetime (stage 2) to 12-month (stage 1) ECL(2)	403	(2,161)	—	(1,758)
Change from 12-month (stage 2) to lifetime (stage 3) ECL	—	(1,166)	11,807	10,641
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(12)	—	1,280	1,268
Reversal of ECL allowance	(119)	(498)	(1,280)	(1,897)
As at Dec. 31, 2022	1,122	—	11,807	12,929

(1)	The Bank held bonds from four issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at Dec. 31, 2022, USD11.81 million of ECL allowance has been provided for the bonds.
(2)	The change includes the impact of the revised definition of the criteria for significant increase in credit risk as disclosed in Note D3.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total

Bond investments as at Jan. 1, 2021	411,316	61,510	472,826
New bond investments	4,408,642	—	4,408,642
Accrual and amortization	3,584	57	3,641
Transfer to stage 1	10,271	(10,271)	—
Transfer to stage 2	(63,021)	63,021	—
Derecognition	(2,369,165)	(16,301)	(2,385,466)
As at Dec. 31, 2021	2,401,627	98,016	2,499,643

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2021	1,190	2,609	3,799
Additions	1,024	—	1,024
Change in risk parameters	(88)	(646)	(734)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	13	(36)	(23)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(960)	1,916	956
Reversal of ECL allowance	(480)	(18)	(498)
As at Dec. 31, 2021	699	3,825	4,524

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement

The Bank adopts an ECL “three-stage” model for applicable financial instruments. A “three-stage” model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in “Stage 1”, and has its credit risk continuously monitored by the Bank;

•	If it has experienced SICR since initial recognition, the financial instrument is moved to “Stage 2”, but is not yet deemed to be credit impaired;
•	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to “Stage 3”.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments, loan commitments and bond investments.

The following reflects the Bank’s ECL measurement focusing on loan investments, loan commitments and bond investments held at amortized cost. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis. Investments made in bonds are treated in the same manner since each individual acquired bond has different credit risk characteristics that may be driven by different factors as well.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

-	Internal rating 8 (mapped to S&P rating B+) and above, rating downgrade by 3 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

-	Internal rating 9 (mapped to S&P rating B) and below, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

All financial assets included in the Bank’s investment portfolio receive a rating from 1a- 12 in the AIIB’s Internal Rating scale. All transactions receive an initial rating and are updated at least once a year to determine if there has a SICR since origination, which is reflected in Stage 1 or Stage 2 of the ECL at each reporting date. The internal rating model used depends on the segment of the portfolio and the type of asset:

(i)

For sovereign-backed loans, the Bank evaluates the internal rating of the sovereign. AIIB subscribes to macroeconomic data services and primarily leverages on the analysis of three of the main international credit rating agencies (“ICRAs”) and assesses the impact on internal ratings of the preferred creditor status, which is customarily applicable to sovereign-backed lending of International Financial Institutions;

(ii)

For nonsovereign loans, the internal rating is calculated using specific scorecards developed by S&P based on the type of transaction: project finance, corporate finance, financial institutions, etc. Each scorecard contains specific credit risk factors and weights relevant to the type of transaction; and

(iii)

In the case of nonsovereign bond transactions, the Bank first utilizes the ratings from one of the three main ICRAs and maps them to the AIIB Internal Rating scale; however, if no rating available, AIIB prepares its own assessment based on external inputs and a risk rating methodology as approved by the Chief Risk Officer.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the financial asset should migrate to Stage 2:

-	Adverse changes in business, financial or economic conditions;
-	Expected breach of contract that may lead to covenant waivers or amendments;
-	Transfer to watch list/monitoring; and
-	Changes in payment behavior.

•	Backstop

-	30 days past due.

•	Overlays

Temporary adjustments (“overlays”) could be employed to the staging output from the ECL model, albeit only in very limited cases. The ultimate motivation is to allow AIIB to use experienced credit judgement essential to ECL assessment, especially in the robust consideration of reasonable and supportable forward-looking information that drives the credit risk of an instrument. Overlays should only be used for cases where a forward- looking factor that has been identified as relevant is not yet incorporated into the assessment. Any overlay adjustment shall be reviewed and approved by the Risk Committee. AIIB did not apply any overlays on its ECL results as of Dec. 31, 2022 and Dec. 31, 2021.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

Change of accounting estimates in criteria for significant increase in credit risk

During the reporting period, there have been no significant changes in the ECL methodology except for the quantitative criteria for significant increase in credit risk.

As part of its credit risk monitoring and model governance processes, the Bank periodically evaluates the performance of expected credit loss models and the appropriateness of critical inputs and assumptions in the expected credit loss models. This includes the assessment of significant increase in risk. In Q3 2022 the Bank has adopted the revised definition of significant increase in credit risk as follows:

Prior to Q3 2022:

-	For investment grade financial assets, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination.

-	For noninvestment grade financial assets, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

AIIB’s internal rating 1a-4, which mapped to S&P Rating BBB & BBB- and above, are categorized as investment grade.

Revised criteria in Q3 2022 and onward:

-	Internal rating 8 (mapped to S&P rating B+) and above, rating downgrade by 3 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

-	Internal rating 9 (mapped to S&P rating B) and below, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward-looking information) with rating at origination.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

Change of accounting estimates in criteria for significant increase in credit risk (Continued)

In determining the need for a change in SICR criteria as of Q3 2022, the Bank considered amongst other factors:

-

The alignment of the definition of significant increase in credit risk with the accumulated experience of the Bank in pricing appropriate maturity premia, enhanced credit risk management and monitoring activities since 2016, as well as regular monitoring of peer best practice. This provided the Bank with more reliable historical data to better calibrate its SICR criteria to reflect the experience throughout different economic cycles, including downturn scenarios;

-

Monitoring concluded that given the long dated nature of the portfolio and the length of the credit cycle, that short term fluctuations in the credit outlook did not equate to a significant deterioration in credit risk of the borrower over the lending horizon, hence causing a review of the criteria used. This provided the Bank with new insights on how the SICR criteria behaved in different scenarios that more appropriately reflected the nature of the portfolio, which includes a better reflection of how the SICR criteria behaved in stressed economic conditions;

-

A comparison of market observable PD differentials with those implied by the Bank’s internal risk scorecards over tenors similar to the Bank’s lending horizon, which reflected the need to revise the SICR criteria in line with peer comparison to appropriately reflect the portfolios held by the Bank.

The change in the definition of significant increase in credit risk is accounted for prospectively from Q3 2022. It is not practicable to quantify the potential impact of this change in estimate on future periods.

To determine whether a transaction has experienced a significant increase in credit risk, either quantitative or qualitative criteria are assessed. Each quarter a review is conducted on the overall portfolio to determine (1) whether existing Stage 1 loans while not meeting SICR quantitative criteria have nevertheless experienced difficulties, and hence signaling a SICR had occurred as per qualitative criteria, and (2) whether existing Stage 2 loans have experienced an improvement in their credit quality irrespective of the quantitative criteria.

The Bank evaluated the ECL reversal attributed to this methodological modification (and complementary qualitative criteria) was less than USD5 million as of Q2 2022 and decided to adopt the change starting from the reporting period of Q3 2022. If the change had not been implemented, combining other factors impacting the ECL estimate in Q3 2022 (such as macroeconomic scenarios, risk parameters change and exposure change), the expected ECL impact would be about USD56 million higher as of Q3 2022.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(ii)	Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

-	significant financial difficulty of the issuer or the borrower;
-	a breach of contract, such as a default or past due event;
-

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

-	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In the case of paid-in capital receivables, consideration of whether default status is applicable is evaluated by reviewing the cause of non-payment, as well as whether the member has any sovereign loans classified under Stage 2 and Stage 3.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see Note D3 (vi)) is also being applied for assessing credit impaired financial assets.

(iii)	Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula: 12-month

ECL

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (“TTC”) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

AIIB’s Loss Given Default (“LGD”) framework ranges from 15% to 40% in the case of sovereign-backed loans and on a case-by-case basis from 25% to 85% for nonsovereign-backed loans and bonds, based upon a new methodology anchored on peer analysis and benchmark studies from commercial lenders and rating agencies.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

3.	Exposure at Default (“EAD”) is calculated as carrying balance at the period end plus projected net disbursement in the next year.

4.

The above calculation is performed for three different scenarios. The weights ( ) of the three scenarios are 46.6%, 26.7%, and 26.7% respectively for the Baseline, Good and Bad scenarios (2021: the same). The estimation of the weights is based on joint likelihood that the forecasted macroeconomic variables used fall within the range of each scenario.

•	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

Lifetime ECL

1)	is the ECL calculated for each year t until its final maturity n using the formula: ,where the weight of each scenario—46.6% for Baseline, 26.7% for both Good and Bad scenarios.

2)	PIT PD (conditioned)

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first three years and is assumed to revert back to the mean for the remaining years.

3)	LGD is the same as the 12-month ECL calculation.

4)	EAD for any given year t is based on carrying balance at the previous period t-1 plus the disbursement at the current period and minus the repayment at the current period.

5)	Lifetime is equal to contractual remaining lifetime.

6)	Discount rate is equal to calculated effective interest rate, which is based on risk free rates plus the contracted spread of each financial asset.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the three scenarios are the same as the 12-month ECL calculation.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(iv)	Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

•	Macro Scenario development

-	Three Macro Scenarios—Baseline, Good, Bad. Each scenario is forecasted for three years.
-

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

-	The methodology relating to the choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

-	TTC PD is calculated based on each borrower’s internal AIIB rating.

•	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by Moody’s Analytics for each credit rating. Second, unconditional PIT PD is converted into forward-looking PIT PD, based on forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

(v)	Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to the credit rating deterioration, in particular for obligors with medium to low credit quality and a relatively large exposure. The Bank assessed the obligors in the portfolio with negative rating outlook and performed stressed ECL calculation should they be downgraded by additional one notch. The impact of the two most severe downgrades of borrowers would result in an increase of USD337.5 million, with the ECL totaling USD644.9 million.

Another sensitivity test performed was to consider a skewed probability of the downside scenarios, in which the downside scenario would have 46.6% probability, and the baseline and upside scenario would have 26.7%. In this case, the total ECL would increase by USD6.5 million (2021: USD4.0 million), totalling USD313.8 million (2021: USD191.3 million).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(v) Sensitivity analysis (Continued)

The first sensitivity captures the idiosyncratic risk of the two borrowers with the largest impact, while the latter represents an increase in overall portfolio risk as a result of a more challenging macroeconomic environment.

Additional sensitivity tests on the key ECL assumptions were performed as follows:

	Recalculated ECL	Change in ECL
Portfolio ECL (Stage 1 and Stage 2)	228,648	—
Staging
All loans/bonds at Stage 1	100,333	(128,315)
All loans/bonds at Stage 2	640,013	411,365
Scenarios
Decrease upside and downside scenarios by 0.5 standard deviation	227,334	(1,314)
Increase upside and downside scenarios by 0.5 standard deviation	230,528	1,880
LGD
Increase LGD by 10%	304,138	75,490

(vi)	Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•	Failure to make a payment (“payment default”)—180 days past due for sovereign- backed loans and 90 days past due for nonsovereign-backed loans. Similar rules apply to bond investments.
•	Breach of specific covenants that trigger a default clause.
•	Default under a guarantee or collateral or other support agreements.
•	Failure to pay a final judgment or court order.
•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

The above criteria are aligned with the Bank’s internal risk management policy and industry practice.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(vii)	Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

(viii)	Other risks

There are other risks that are equally imperative to the Bank’s operations and can be evolved to credit, market, liquidity, and operational risks implication. These risks are climate risk, geopolitical risk, and COVID-19 pandemic risk.

Climate risk is evaluated with consideration to both physical and transitional risks. Physical risk is the risk that asset values may decline or operations may be disrupted as a result of physical impact from changes in the climate, while transition risk is the risk that asset values may decline because of changes in climate policies or changes in the underlying economy due to decarbonization. The Bank will continue making enhancements to further integrate climate risk into the broader risk management procedures, as well as the broader category of “Environment, Social and Governance (ESG)” factors and their consequential impact on the creditworthiness of an obligor or the value of an investment.

Geopolitical risk is closely monitored and assessed through the Bank’s risk management processes, such as rating review on the related credit exposures and Economic Capital allocation to market risk arising from volatilities induced by geopolitical events. In 2022, the war in Ukraine has led to concerns that economic spillover from commodity price shocks, financial market volatility and other factors may adversely impact the Bank’s operations. As of Dec. 31, 2022, the Bank has no exposures to Ukraine or Belarus, and has only one loan outstanding to a non-sovereign borrower in Russia, with total outstanding amount of RUB24 billion (approximately US$300 million as of the time of approval). The aggregate principal amount of this loan represents less than 1.86% of AIIB’s total loan portfolio.

COVID-19 pandemic risk is a significant, (but steadily declining) risk that could adversely impact the Bank’s operations, financial condition, liquidity, and risk management. While emerging markets have rebounded in 2022, uncertainties arising from the prolonged inflation and unprecedented interest rate hikes will continue to cloud the 2023 outlook. The Bank has been closely monitoring the post-pandemic economic outlook and weaves it into risk management processes.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

ECL measurement (Continued)

(viii) Other risks (Continued)

The Bank considers the above risks in the annual stress test review to assess the Bank’s capital adequacy and formulate the Risk Appetite Statement, given its target to maintain its triple-A credit rating. These stress scenarios include global stagflation, geopolitical risk, climate change and cyber risk, which has been analyzed to determine the greatest deterioration in portfolio credit quality.

D4	Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk

The Bank offers loans in US Dollars, as well as in certain non-USD currencies. The nondollar lending exposures will be hedged through swaps or other hedging mechanisms. A currency table for the main financial assets and financial liabilities is set out below:

As at Dec. 31, 2022	USD	Other currencies	Total
		USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	3,065,525	11,831	3,077,356
Term deposits1)	6,669,005	—	6,669,005
Investments at fair value through profit or loss2)	9,640,038	3,061,909	12,701,947
Loan investments, at amortized cost1)	14,922,027	2,719,904	17,641,931
Bond investments, at amortized cost1)	4,565,178	—	4,565,178
Paid-in capital receivables	304,862	—	304,862
Derivative assets2)	465,903	11,566	477,469
Other assets	1,872,002	—	1,872,002
Total financial assets	41,504,540	5,805,210	47,309,750
Borrowings2)	(18,145,779)	(6,329,949)	(24,475,728)
Derivative liabilities2)	(2,286,664)	—	(2,286,664)
Other liabilities	(112,231)	—	(112,231)
Total financial liabilities	(20,544,674)	(6,329,949)	(26,874,623)
Net currency exposure	20,959,866	(524,739)	20,435,127
Currency derivative (Contractual/notional amount)	(1,492,506)	900,680	(591,826)

1)

The net foreign exchange gain or loss reflects the change in value, due to movements in currency exchange rates over the reporting period, only of those financial instruments which are measured at amortized cost. As at Dec. 31, 2022, non-USD loans with carrying amount of USD equivalent 2,319.66 million are hedged by swaps with notional amount of USD2,473.60 million.

2)

For those financial instruments measured at fair value through profit or loss, the change in value due to movements in currency exchange rates is reported as part of their overall change in fair value under the heading “net gain on financial instruments measured at fair value through profit or loss” (Note C3).

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Currency risk (Continued)

As at Dec. 31, 2021	USD	Other currencies	Total
		USD equivalent
Financial assets and financial liabilities
Cash and cash equivalents1)	2,107,848	1,760	2,109,608
Term deposits1)	11,748,908	—	11,748,908
Investments at fair value through profit or loss2)	8,939,481	1,626,468	10,565,949
Loan investments, at amortized cost1)	10,428,334	1,817,553	12,245,887
Bond investments, at amortized cost1)	2,495,119	—	2,495,119
Paid-in capital receivables	303,695	—	303,695
Derivative assets2)	241,976	6,395	248,371
Other assets	464,950	—	464,950
Total financial assets	36,730,311	3,452,176	40,182,487
Borrowings2)	(14,906,356)	(4,361,495)	(19,267,851)
Derivative liabilities2)	(563,604)	—	(563,604)
Other liabilities	(165,760)	—	(165,760)
Total financial liabilities	(15,635,720)	(4,361,495)	(19,997,215)
Net currency exposure	21,094,591	(909,319)	20,185,272
Currency derivative (Contractual/notional amount)	(1,168,338)	1,121,812	(46,526)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise.

Currently, the vast majority of all loans of the Bank are subject to a floating base rate (SOFR or 6-month LIBOR for USD, 6-month EURIBOR for EUR and 3-month SHIBOR for CNY). The Bank uses interest rate swaps and cross currency swaps to effectively modify the interest rate or currency characteristics of the debt issuance to match those of the loans. The main exposure to interest rate risk arises from treasury investment portfolio and refinancing risk on fixed-spread loans. Various quantitative methods are employed to monitor and manage such risks.

The Bank uses duration and value-at-risk (VaR) to measure interest rate risk on the treasury investment portfolio. Duration measures the sensitivity of the portfolio’s value to a parallel change in interest rate. VaR provides an estimate of the portfolio value at a certain confidence level within a defined timeframe. The weighted duration of the Bank’s treasury investment portfolio and investment operations portfolio remains relatively short term as at Dec. 31, 2022.

The COVID-19 pandemic has had an adverse impact on the global economic growth and the increase in market volatilities. In 2022 the treasury investment portfolio maintained a short duration in response to the rising inflation environment, which means that economic value of investments has been relatively less sensitive to rising interest rates. Conversely, this does lead to potential in volatility of income as returns are more closely correlated to short term interest rates. Going forward, the treasury investment portfolio will increase duration to take advantage of higher rates, and provide additional stability of income.

The refinancing risk for fixed-spread loans relates to the potential impact of any future deterioration in AIIB’s funding cost. The Bank does not match the maturity of its funding with that of its fixed spread loans as this would result in significantly higher financing costs for all loans. Instead, the Bank targets a shorter average funding maturity and manages the refinancing risk through two technical components of the fixed spread loan pricing, i.e. the risk premium and projected funding spread to LIBOR.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

Interest rate risk (Continued)

Interest rate risk also arises from other variables, including differences in reset frequency between the Bank’s assets and liabilities. Currently, the majority of US dollar loans of the Bank are referenced to SOFR. However, there are still a portion of loans subject to floating 6-month USD LIBOR, whilst the Bank uses interest rate swap to convert liabilities into floating 3-month USD LIBOR. As such, the Bank is exposed to unfavourable movements in the spread between 3-month versus 6-month USD LIBOR. The LIBOR part of the balance sheet is expected to transition from LIBOR to SOFR by June 2023. The Bank also uses cross currency swaps to modify the currency characteristics of the debt issuances. While eliminating foreign exchange risk, the Bank is exposed to unfavourable movements in the cross-currency basis.

IBOR reform

In Aug. 2020, International Accounting Standards Board (“IASB”) issued Interest Rate Benchmark Reform (“IBOR Reform”) — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16), which were mandatorily effective for annual reporting period beginning on Jan. 1, 2021.

The “Phase 2” amendments address issues that arise upon replacing the existing interest rate benchmark with the alternative interest rates and introduces additional disclosure requirements. “Phase 2” Amendments provide key relief that for instruments measured using amortized cost measurement, the amendments provide a practical expedient to account for these changes in the basis for determining contractual cash flows as a result of interest rate benchmark reform. Under the practical expedient, entities will account for these changes by updating the effective interest rate using the guidance in paragraph B5.4.5 of IFRS 9 without the recognition of an immediate gain or loss. This practical expedient applies only to such a change and only to the extent that it is necessary as a direct consequence of interest rate benchmark reform, and the new basis for determining the contractual cash flows is economically equivalent to the previous basis. The Bank has applied the practical expedients offered under “phase 2” of the amendments for the instruments have transitioned to SOFR.

AIIB is exposed to interest rate benchmarks such as interbank offered rates across various modalities. The majority of loan investments issued by the Bank are subject to floating base rate while AIIB also issues bonds in various currencies and swapped bond proceeds into floating rate based liabilities.

The interest rate swaps and cross currency swaps, taken against all new bond issuances, have been in reference to SOFR since 2021. In addition, local currency loans may be funded through cross-currency swaps from US dollars into the local currency.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

IBOR reform (Continued)

In March 2021, the UK Financial Conduct Authority (“FCA”) announced the dates that panel bank submissions for all LIBOR settings will cease, after which representative LIBOR rates will no longer be available:

•	immediately after Dec. 31, 2021, in the case of all Sterling, EURO, Swiss Franc and Japanese Yen settings, and the 1-week and 2-month US Dollar settings; and

•	immediately after June 30, 2023, in the case of the remaining US Dollar settings

The reform aims to achieve a smooth transition to alternative benchmark rates, however it continues to face numerous uncertainties. A disorderly transition would present systemic risks and idiosyncratic risks for market participants and could have negative implications for borrowers.

The Bank’s principal exposures that are affected by IBOR Reform have been identified as loan investments and derivatives as referred to in Notes C8 and C14, respectively.

AIIB has established an IBOR transition governance structure and an active working group to execute the transition plan. AIIB is engaging with existing sovereign and nonsovereign borrowers to transition existing contracts. In Dec. 2020, AIIB’s Board of Directors approved amendments to the General Conditions for Sovereign-backed Loans (“General Conditions”), which allowed for the standardization of transition language for all sovereign-backed loans. The revised transition language was applied to all future sovereign loans and was introduced across the existing sovereign-backed loan portfolio by means of amendment agreements (in the form of omnibus amendments that covered all of the current loan portfolio of a particular borrower with the Bank). In Oct. 2021, AIIB’s Board of Directors approved policy changes and changes to the General Conditions to introduce SOFR regulations. The revised General Conditions would apply to all variable spread loans from Jan. 1, 2022, and voluntary as of Oct. 22, 2021 until Dec. 31, 2021. Changes to the General Conditions also involved introducing regulations to allow borrowers to convert variable reference rates to fixed reference rates. The ability to convert will allow borrowers paying a fixed or variable spread over a floating reference rate (i.e., SOFR) to convert the floating reference rate to a fixed rate. Thereafter, the borrower(s) would pay the respective fixed or variable spread over the newly set fixed base rate for a period determined by the borrower. The ability to convert the underlying reference rate to a fixed rate can benefit sovereign-backed borrowers who prefer to avoid exposure to SOFR rates. Borrowers may also have other reasons to elect the newly offered conversion to fixed underlying rate. To date, the Bank has not seen any material interest in interest rate conversions and remains committed to supporting its sovereign borrowers who might chose to do so in the future. The Bank will continue to collaborate with peer institutions and market participants to mitigate potential financial and operational risks, determine details of new products and set the Bank’s asset liability management strategy.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

IBOR reform (Continued)

The following table contains details of the main financial instruments that the Bank holds as at Dec. 31, 2022 which reference USD LIBOR and have not yet transitioned to SOFR:

	Carrying amount/ Notional amount as at Dec. 31, 2022	Carrying amount/ Notional amount as at Dec. 31, 2021
Non-derivative assets and liabilities at carrying amount
Loan investments, at amortized cost	6,247,872	10,602,702
Bond investments, at amortized cost	16,224	16,472
Investments at fair value through profit or loss
- Bond investments – Treasury Investment portfolio	236,794	399,350
- Bond investments – Investment Operations portfolio	51,700	60,450
Non-derivative assets	6,552,590	11,078,974

Derivatives at notional amount
Interest rate swaps	7,030,000	11,880,000
Cross currency swaps	3,283,789	4,527,250
Derivatives	10,313,789	16,407,250
Loan commitment	4,651,969	9,461,028

Following the transition notices sent to its sovereign borrowers for their variable spread loans, informing them of the selection of SOFR as the replacement reference rate to LIBOR and the related amendments to the provisions of the loan agreement, all variable spread sovereign loans have been transitioned to SOFR as of June 2022. During the first half of the year 2022, the Bank executed basis swaps to transform a portion of its LIBOR liabilities from pay LIBOR to pay SOFR, to maintain, approximately, a matched balance of LIBOR liabilities and LIBOR assets.

As at Dec. 31, 2022, the Bank still has fixed spread loans as sovereign-backed loans on a LIBOR reference rate (matched by respective LIBOR liabilities, as stated) and those loans will transition to SOFR at the first interest reprice date after June 30, 2023 following a transition notification sent to the borrowers, as established in the Bank’s General Conditions. Amendment agreements for nonsovereign loans on a LIBOR reference rate will be signed in the first half of 2023, whereafter the loans will transition to SOFR at the first interest reprice date after June 30, 2023. This is in line with the Bank’s defined nonsovereign transition strategy, as part of which the Bank has adopted Term SOFR as an additional risk-free rate for nonsovereign borrowers from June 2022.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D4	Market risk (Continued)

IBOR reform (Continued)

Daily compounded SOFR remains Banks’ primary choice for nonsovereign transition strategy. As for the remaining swaps on LIBOR, they will follow the ISDA protocol and remain on LIBOR until its cessation in June 2023. For bond investments in the treasury investment portfolio and investment operations portfolio, the transition to SOFR will proceed according to the fallback provisions of each position.

Sensitivity analysis

The Bank enters into various derivative instruments to manage interest rate risks. On a fair value basis, if interest rates increase by one basis point, treasury investment portfolio would experience an unrealized mark-to-market loss of USD0.03 million as of Dec. 31, 2022 (as at Dec. 31, 2021: USD0.33 million).

The impact of changes in interest income on the Bank’s profit or loss and equity is primarily caused by movements in interest rates. The effect on assets and liabilities that are held at fair value are expected to offset one another.

The following table illustrates the potential impact for the current year, of a parallel upward or downward shift of 50 basis points in relevant interest rate curves on the Bank’s interest income from the floating rate financial instruments which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount.

The sensitivity analysis on interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged. It does not take into account actions that would be taken by the Bank to mitigate the impact of the interest rate risk.

	Interest income sensitivity (in million)
	For the year ended Dec. 31, 2022	For the year ended Dec. 31, 2021
+50 basis points	70	49
-50 basis points	(70)	(49)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D5	Liquidity Risk

Liquidity risk is the risk that the Bank will not be able to meet efficiently both expected and unexpected current and future cash flow and collateral needs without affecting either daily operations or the financial condition of the Bank.

The Bank’s liquidity policy requires the maintenance of liquidity to always ensure unquestionably strong liquidity. There is a three-tiered approach to achieve this goal. Firstly, the Bank maintains a stock of high-quality liquid assets to meet 30-day stress scenario (i.e. Liquidity Coverage Ratio (LCR)) to ensure short term liquidity. Second, a 12-month stressed liquid asset ratio is maintained to ensure the Bank has sufficient liquidity to withstand medium term stressed conditions. Finally, the Bank’s liquidity policy requires the maintenance of liquidity at a level at least equal to 40% of the projected net cash flow requirements for next three years.

Below sets out the remaining contractual maturities for the undiscounted cash flow of main financial liabilities.

As at Dec.	Less than 1	1-3	3-12	1-5	Over 5
31, 2022	month	months	months	years	years	Total

Financial liabilities
Borrowings	(182,655)	(319,376)	(5,200,631)	(20,073,929)	(109,045)	(25,885,636)
Other liabilities (1)	(112,231)	—	—	—	—	(112,231)
As at Dec.	Less than 1	1-3	3-12	1-5	Over 5
31, 2021	month	months	months	years	years	Total

Financial liabilities
Borrowings	(17,943)	(15,513)	(396,789)	(18,914,429)	(40,073)	(19,384,747)
Other liabilities	(165,760)	—	—	—	—	(165,760)

(1)	Other liabilities represent collateral held in relation to derivatives that becomes repayable dependent on daily movements in interest rates.

Refer to Note C14 for maturity analysis of undiscounted cash flows deriving from derivatives.

D6	Operational risk

The Bank defines operational risk as the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error, or from the occurrence of external events (“Operational Risk”). The Bank’s definition of Operational Risk is consistent with the Basel Committee Banking Industry Standards but has been extended to include Reputational Risk. Effective management and mitigation of operational risk relies on a system of internal control aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D7	Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as available capital. To ensure that the Bank maintains its triple-A credit rating on a stand-alone basis at all times, two limits are in place. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves and retained earnings must always be greater than the total exposure on commitment basis from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment and treasury operations (as well as its operational risks) for both the actual and the three-year projected balance sheet, and under both the base-case and stressed scenario bases.

Disclosure for limited partnership funds and trust investments

The Bank’s investments in limited partnership funds and trust that are with limited lives are classified as FVPL. They are classified as debt or equity instruments in the financial statements under the requirement of IFRS 9. Refer to Note C7 for details of those investments.

From the Bank’s risk management perspective, the Bank treats the fund investments in its banking portfolio, such as limited partnership funds and trust investments as described above, with equity nature of participation in the same way as equity investments when they have the following features:

(1)

The investments entitle the Bank to the funds’ distribution according to the pre-determined arrangements during their lives and upon liquidation; Such distribution arrangements are set in the Limited Partnership Agreement or Contribution Agreement (or any similar agreement);

(2)	The funds do not promise a particular return to the holders. The ultimate amount of distributions depends on the performance of the underlying portfolio.

As at Dec. 31, 2022, such investments in limited partnership funds and trust, amounting to USD550.94 million and USD57.97 million respectively, are therefore managed as equity-like investments for capital risk management and risk monitoring purposes (as at Dec. 31, 2021: USD277.81 million and USD54.42 million, respectively).

The Bank treats equity holdings, which are classified as investment in associate from a risk management perspective the same as those classified as FVPL.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the year ended Dec. 31, 2022 (for the year ended Dec. 31, 2021: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:	Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	Dec. 31, 2022		Dec. 31, 2021

	Carrying		Carrying
	amount	Fair value	amount	Fair value
Financial assets
- Term deposits	6,669,005	6,669,005	11,748,908	11,748,290
- Loan investments, at amortized cost	17,641,931	18,120,730	12,245,887	12,062,608
- Bond investments, at amortized cost	4,565,178	4,281,812	2,495,119	2,478,349
- Paid-in capital receivables	304,862	301,569	303,695	305,387
Total financial assets	29,180,976	29,373,116	26,793,609	26,594,634
Financial liabilities
- Borrowings	1,307,417	1,302,352	700,418	701,514
Total financial liabilities	1,307,417	1,302,352	700,418	701,514

As at Dec. 31, 2022, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant inputs used in the fair value of loan investments include contractual rate and market reference rate, maturity, funding and operating costs, and expected and unexpected credit losses. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at Dec. 31, 2022

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,561,032	459,074	—	4,020,106
- Investment in Trust	—	—	57,971	57,971
- LP Funds	—	—	550,941	550,941
- Bond investments	5,624,581	113,674	—	5,738,255
- Certificates of deposit and commercial papers	—	2,114,223	—	2,114,223
- Investment Operations fixed-income portfolio	220,451	—	—	220,451
Money Market Funds	—	1,280,649	—	1,280,649
Derivative assets	—	477,469	—	477,469
Total financial assets	9,406,064	4,445,089	608,912	14,460,065

Borrowings	—	(23,168,311)	—	(23,168,311)
Derivative liabilities	—	(2,286,664)	—	(2,286,664)
Total financial liabilities	—	(25,454,975)	—	(25,454,975)

As at Dec. 31, 2021

	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,766,335	337,809	—	4,104,144
- Investment in Trust	—	—	54,417	54,417
- LP Funds	—	—	277,809	277,809
- Bond investments	2,650,327	60,450	—	2,710,777
- Certificates of deposit	—	3,143,959	—	3,143,959
- Investment Operations fixed-income portfolio	274,843	—	—	274,843
Money Market Funds	—	1,710,022	—	1,710,022
Derivative assets	—	248,371	—	248,371
Total financial assets	6,691,505	5,500,611	332,226	12,524,342

Borrowings	—	(18,567,433)	—	(18,567,433)
Derivative liabilities	—	(563,604)	—	(563,604)
Total financial liabilities	—	(19,131,037)	—	(19,131,037)

Asian Infrastructure Investment Bank

Notes to the Financial Statements

For the year ended Dec. 31, 2022

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the year ended Dec. 31, 2022 and Dec. 31, 2021.

	Investment in	LP Funds	Total
	Trust
As at Jan. 1, 2022	54,417	277,809	332,226
Additions	—	318,967	318,967
Return of capital contributions	(852)	(54,993)	(55,845)
Fair value gain, net	4,406	9,158	13,564
As at Dec. 31, 2022	57,971	550,941	608,912

	Investment in	LP Funds	Total
	Trust
As at Jan. 1, 2021	54,859	107,561	162,420
Additions	—	166,726	166,726
Return of capital contributions	(559)	(12,776)	(13,335)
Fair value gain, net	117	16,298	16,415
As at Dec. 31, 2021	54,417	277,809	332,226

The fair value gain or loss is attributable to the change in unrealized gain or loss relating to those financial assets held at the end of the reporting period. For the year ended Dec. 31, 2022, the realized gain arising from the Bank’s Level 3 financial assets amounted to USD11.83 million (for the year ended Dec. 31, 2021: USD5.94 million).

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program, bond investments and commercial papers have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the year (for the year ended Dec. 31, 2021: none).